UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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DaVita Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 7, 2010

TO OUR STOCKHOLDERS:

We will hold our 2010 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, June 7, 2010 at 9:30 a.m., Mountain Time, at DaVita Inc., 1627 Cole Boulevard, Lakewood, Colorado 80401, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)	To vote upon the election of the nine directors identified in the attached Proxy Statement to the Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	To approve an amendment to our 2002 Equity Compensation Plan;

(3)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010;

(4)	To consider a stockholder proposal, if properly presented at the annual meeting; and

(5)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 13, 2010 as the record date for the determination of stockholders entitled to vote at the annual meeting or any meetings held upon adjournment of the annual meeting. Only holders of record of our common stock at the close of business on that day will be entitled to vote.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 28, 2010, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on April 13, 2010. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders of record and beneficial owners will have the ability to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to Stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy over the Internet and how to vote over the Internet; and information on how to obtain directions to attend the annual meeting and vote in person.

We invite you to attend the annual meeting and vote in person. If you cannot attend, to ensure that you are represented at the annual meeting, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and date and return by mail. If you attend the annual meeting, you may vote in person, even if you previously used the telephone or Internet voting systems, or mailed your completed proxy card.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Sunday, June 6, 2010.

By order of the Board of Directors,

Kim M. Rivera
Vice President, General Counsel and
Secretary

April 28, 2010

PROXY STATEMENT

GENERAL INFORMATION

We are delivering this Proxy Statement in connection with the solicitation of proxies by the Board of Directors, for use at our 2010 annual meeting of stockholders, which we will hold on Monday, June 7, 2010 at 9:30 a.m., Mountain Time, at DaVita Inc., 1627 Cole Boulevard, Lakewood, Colorado 80401. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the annual meeting is the close of business on April 13, 2010. All holders of record of our common stock on the record date are entitled to notice of the annual meeting and to vote at the annual meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 1551 Wewatta Street, 6th Floor, Denver, Colorado, 80202, and our telephone number is (303) 405-2100. This Proxy Statement is being initially distributed to stockholders on or about April 28, 2010. To obtain directions to our annual meeting, visit our website, located at http://www.davita.com.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing the proxy materials to our stockholders over the Internet, which include this Proxy Statement and the accompanying Notice of Meeting, Proxy Card, and Annual Report to Stockholders. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials, and how you may submit your vote by proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or about April 28, 2010 to all stockholders of record as of April 13, 2010.

Whether or not you plan to attend the annual meeting in person, please vote by telephone, Internet, or request a Proxy Card to complete, sign, date and return by mail to ensure that your shares will be voted at the annual meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

If you plan to attend the annual meeting in person, please so indicate when you submit your proxy by mail, by telephone or via the Internet and bring with you the items that are required pursuant to DaVita’s admission process for the 2010 Annual Meeting. A description of the admission process can be found below in this Proxy Statement under the heading “General Information—Admission to Annual Meeting.”

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the annual meeting:

•	For each nominee to the Board of Directors identified in this Proxy Statement;

•	For the approval of an amendment to our 2002 Equity Compensation Plan;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010;

•	Against the stockholder proposal regarding stockholder action by written consent; and

•	As determined by the proxyholders named in the Proxy Card in their discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 103,858,500 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. Recent regulatory changes were made to take away the ability of your bank, broker, or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your broker, bank or other nominee, and you do not instruct your bank, broker, or other nominee how to vote in the election of directors, no votes will be cast on your behalf. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the annual meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the annual meeting. Stockholders attending the annual meeting in person or represented by proxy at the annual meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a majority of votes cast, which means that the number of shares voted “for” each of the nine nominees for election to the Board of Directors must exceed 50% of the number of votes cast with respect to each nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and therefore, will have no effect on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The approval of an amendment to our 2002 Equity Compensation Plan, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010 and the approval of the stockholder proposal each requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon. Abstentions are considered present and entitled to vote with respect to these proposals and will, therefore, be treated as votes against these proposals. Broker non-votes with respect to these proposals will not be considered as present and entitled to vote on these proposals, which will therefore reduce the number of affirmative votes needed to approve these proposals.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying Notice of Meeting, Proxy Card, and Annual Report to Stockholders, to our stockholders, as well as the cost of soliciting proxies relating to the annual meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $8,500 plus reimbursement for all reasonable out-of-pocket expenses incurred during the solicitation. Laurel Hill and our officers, directors and employees may supplement the original solicitation by mail of proxies, by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We agreed to indemnify Laurel Hill against liabilities and expenses arising in connection with the proxy solicitation unless caused by Laurel Hill’s gross negligence, bad faith or intentional misconduct.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, an Annual Report to Stockholders and Proxy Statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement was delivered can also request prompt delivery of a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement by contacting Investor Relations at the following address: Attn: Investor Relations, DaVita Inc., 1551 Wewatta Street, Denver, Colorado 80202, (888) 484-7505.

Admission to Annual Meeting

Admission to the annual meeting will be limited to stockholders of DaVita, family members accompanying stockholders of DaVita, persons holding executed proxies from stockholders who held DaVita stock as of the close of business on April 13, 2010 and such other persons as the chair of the annual meeting shall determine.

If you are a stockholder of DaVita, you must bring certain documents with you in order to be admitted to the annual meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of DaVita. Please read the following procedures carefully, because they specify the documents that you must bring with you to the annual meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of DaVita stock as of the close of business on April 13, 2010. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of DaVita’s transfer agent. Many stockholders are not record holders because their shares of stock are held in “street name,” meaning that the shares are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead. If you are unsure as to whether you were a record holder of DaVita common stock as of the close of business on April 13, 2010, please call DaVita’s transfer agent, BNY Mellon Shareowner Services at (877) 889-2012.

If you were a record holder of DaVita common stock as of the close of business on April 13, 2010, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport).

At the annual meeting, we will check your name for verification purposes against our list of record holders as of the close of business on April 13, 2010.

If a broker, bank or other nominee was the record holder of your shares of DaVita common stock as of the close of business on April 13, 2010, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you owned shares of DaVita common stock as of the close of business on April 13, 2010.

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned DaVita common stock as of the close of business on April 13, 2010, or (iii) a brokerage account statement indicating that you owned DaVita common stock as of the close of business on April 13, 2010.

If you acquired your shares of DaVita common stock at any time after the close of business on April 13, 2010, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you own shares of DaVita common stock.

Examples of proof of ownership include the following:

•

if a broker, bank or other nominee is the record holder of your shares of DaVita common stock: (i) a letter from your bank or broker stating that you acquired DaVita common stock after April 13, 2010, or (ii) a brokerage account statement as of a date after April 13, 2010 indicating that you own DaVita common stock; or

•	if you are the record holder of your shares of DaVita common stock, a copy of your stock certificate or a confirmation acceptable to DaVita that you bought the stock after April 13, 2010.

If you are a proxy holder for a stockholder of DaVita who owned shares of DaVita common stock as of the close of business on April 13, 2010, then you must bring:

•	the executed proxy naming you as the proxy holder, signed by a stockholder of DaVita who owned shares of DaVita common stock as of the close of business on April 13, 2010;

•	valid personal photo identification (such as a driver’s license or passport); and

•

if the stockholder whose proxy you hold was not a record holder of DaVita common stock as of the close of business on April 13, 2010, proof of the stockholder’s ownership of shares of DaVita common stock as of the close of business on April 13, 2010, in the form of (i) an original or a copy of the voting instruction form from the stockholder’s bank or broker with the stockholder’s name on it, or (ii) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned DaVita common stock as of the close of business on April 13, 2010.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the annual meeting. Shares may be voted in person at the annual meeting only by (a) the record holder as of the close of business on April 13, 2010 or (b) a person holding a valid proxy executed by such record holder.

Electronic Availability of Proxy Materials for 2010 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 7, 2010. This Proxy Statement and the Annual Report to Stockholders and Form 10–K for fiscal year 2009 are available electronically at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, you will elect nine directors to serve until the 2011 annual meeting of stockholders or until their respective successors are elected and qualified. Our bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee for director who was in office prior to the election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board of Directors, and the Nominating and Governance Committee of the Board of Directors will make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. The Board of Directors, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast at the annual meeting, the nominee is not elected to the Board of Directors. All 2010 nominees are currently serving on the Board of Directors.

Eight of the nine nominees for director have been determined to be independent under the listing standards of the New York Stock Exchange (“NYSE”). Please see the section titled “Corporate Governance—Director Independence” below for more information. The Nominating and Governance Committee has recommended, and the Board of Directors has nominated, Pamela M. Arway, Charles G. Berg, Willard W. Brittain, Jr., Paul J. Diaz, Peter T. Grauer, John M. Nehra, William L. Roper, MD, MPH, Kent J. Thiry and Roger J. Valine for election as directors. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. Richard Vaughan, who is currently a member of the Board of Directors, is not standing for re-election, and as a consequence the size of the board will be reduced from ten to nine.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that the Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information Concerning Members of the Board of Directors Standing for Reelection

Name	Age	Position
Pamela M. Arway	56	Director
Charles G. Berg	52	Director
Willard W. Brittain, Jr.	62	Director
Paul J. Diaz	48	Director
Peter T. Grauer	64	Lead Independent Director
John M. Nehra	61	Director
William L. Roper, MD, MPH.	61	Director
Kent J. Thiry	54	Chairman of the Board and Chief Executive Officer
Roger J. Valine	61	Director

Pamela M. Arway has been one of our directors since May 2009. From 2005 to 2007, Ms. Arway served as the president of American Express International, Japan, Asia-Pacific, Australia region, a global payment services and travel company. Ms. Arway joined the American Express Company in 1987 during which time she served in various capacities, including as chief executive officer of American Express Australia Limited from 2004 to 2005 and as executive vice president of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s chairman and chief executive officer. Ms. Arway is an experienced business leader, with extensive management experience.

Charles G. Berg has been one of our directors since March 2007. Mr. Berg has served as executive chairman and as a member of the board of directors of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs, since January 2008. From January 2007 to April 2009, Mr. Berg was a senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans, Inc. (“Oxford”) which included chief executive officer from November 2002 to July 2004 when Oxford was acquired by UnitedHealth Group, president and chief operating officer from March 2001 to November 2002 and executive vice president, medical delivery from April 1998 to March 2001. From July 2004 to September 2006, Mr. Berg served as an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

Willard W. Brittain, Jr. has been one of our directors since March 2007. Mr. Brittain has served as chairman and chief executive officer of Preod Corporation, an executive search and business advisory company since March 2003. From September 2000 to October 2002, Mr. Brittain served as chief operating officer of PwC Consulting and from July 1995 to September 2000, Mr. Brittain served as chief operating officer of PricewaterhouseCoopers LLP. Mr. Brittain was with PricewaterhouseCoopers LLP for 28 years before his retirement. Mr. Brittain serves on the boards of Convergys Corporation, Tutor Perini Corporation and Host Hotels & Resorts, Inc. and previously served on the board of Analysts International Corporation. Mr. Brittain is an experienced business leader and brings significant financial and operations expertise as well as strategic insight.

Paul J. Diaz has been one of our directors since July 2007. Mr. Diaz is the president and chief executive officer of Kindred Healthcare, Inc. (“Kindred”), a provider of long-term healthcare services in the United States. Mr. Diaz joined Kindred in January 2002 as president and chief operating officer. Prior to joining Kindred, Mr. Diaz was the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc., including as executive vice president and chief operating officer. In January 2000, Mariner Health Group, Inc. voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Diaz serves on the board of Kindred and the board of visitors of Georgetown University Law Center and previously served on the board of PharMerica Corporation. Mr. Diaz is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

Peter T. Grauer has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc. since April 2001, and its chief executive officer and treasurer since March 2002. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette (“DLJ”) into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners. Mr. Grauer has significant experience as a business leader and brings a deep understanding of our business and industry through his over 15 years of service as a member of the Board of Directors.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates (NEA), a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989. Mr. Nehra serves on the boards of a number of NEA’s portfolio companies. Mr. Nehra is an experienced business leader with approximately 20 years experience in investment banking, research and capital markets and he brings a deep understanding of our business and industry through his almost 10 years of service as a member of the Board of Directors as well as significant experience in the healthcare industry through his involvement with NEA’s healthcare-related portfolio companies.

William L. Roper, MD, MPH has been one of our directors since May 2001. Dr. Roper has been chief executive officer of the University of North Carolina (“UNC”) Health Care System, dean of the UNC School of Medicine and vice chancellor for medical affairs of UNC since March 2004. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics and of social medicine in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of CMS from 1986 to 1989. Dr. Roper is also chairman of the board of the National Quality Forum. Dr. Roper serves on the board of Medco Health Solutions, Inc. Dr. Roper brings substantial expertise in the medical field, an in-depth understanding of the regulatory aspects of our business as well as clinical, financial and operational experience.

Kent J. Thiry became our chairman of the Board of Directors and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated (“Vivra”) after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry previously served on the board of Varian Medical Systems, Inc. As a member of management, Mr. Thiry provides significant industry-specific experience and unique expertise regarding the company’s business and operations as well as executive leadership and management experience.

Roger J. Valine has been one of our directors since June 2006. From 1993 to his retirement in July 2006, Mr. Valine served as the chief executive officer of Vision Service Plan (“VSP”), the nation’s largest provider of eyecare wellness benefits. From January 1993 to February 2006, Mr. Valine served as both the president and chief executive officer of VSP. Upon his retirement, Mr. Valine had worked for VSP for 33 years and provided consulting services to VSP through January 2008. Mr. Valine serves on the boards of SureWest Communications and American Specialty Health Incorporated. Mr. Valine is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our business as well as extensive management experience.

CORPORATE GOVERNANCE

Director Independence

Under the listing standards of the NYSE, a majority of the members of the Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In addition, the Board of Directors has adopted a formal set of standards used to determine director independence. The full text of our director independence standards is available on our website, located at http://www.davita.com.

The Board of Directors evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis to consider changes in employment, relationships and other factors. The Board of Directors has determined that all of the individuals currently serving, or who served at any time during 2009, as members of the Board of Directors, other than Mr. Thiry, are independent under the NYSE listing standards.

In making determinations of independence, the Board of Directors considered the following relationships and determined that none of such relationships was a material relationship that would impair the independence of any such individual:

(1) Mr. Thiry holds an ownership interest in NEA Partnerships of less than 1.5%. Mr. Nehra is a general partner of NEA Partnerships and Richard K. Whitney, our chief financial officer, is a venture partner of New Enterprise Associates, an affiliate of NEA Partnerships.

(2) Mr. Berg is a director, the executive chairman and a stockholder of WellCare, which has made payments to us for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of WellCare’s consolidated gross revenue in any such year. For additional information, see “Certain Relationships and Related Transactions.”

(3) Mr. Diaz is a director, the president and chief executive officer and a stockholder of Kindred, which has made payments to us for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of Kindred’s consolidated gross revenue in any such year. For additional information, see “Certain Relationships and Related Transactions.”

The Board of Directors also maintains a policy whereby the Board of Directors will evaluate the appropriateness of the director’s continued service on the Board of Directors in the event that the director retires from their principal job, changes their principal job responsibility or experiences a significant event that could negatively affect their service to the Board of Directors. In such event, the affected director shall promptly submit his or her resignation to the chairman of the Board of Directors and the lead independent director. The members of the Board of Directors, excluding the affected director, will determine whether the affected director’s continued service on the Board of Directors is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. In addition, prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the chairman of the Board of Directors and the lead independent director so that the remaining members of the Board of Directors may evaluate any potential conflicts of interest.

Leadership Structure and Meetings of Non-management Directors

Mr. Thiry is our chief executive officer and chairman of the Board of Directors. Mr. Thiry brings over ten years of experience with our company and deep institutional knowledge and experience to the combined role. Our lead independent director, Mr. Grauer, plays a significant role in Board leadership and meetings of the independent directors. Mr. Grauer chairs our Nominating and Governance Committee, which is a committee composed of all directors other than Mr. Thiry. As lead independent director, Mr. Grauer reviews and provides input to the chairman on meeting agendas, consults with the chairman on meeting schedules to assure that there is sufficient time for discussion of agenda items, serves as the principal liaison between the chairman and the non-executive directors and presides over executive sessions of the Board of Directors, providing consolidated feedback, as appropriate, from those meetings to Mr. Thiry. Additionally, Mr. Grauer facilitates discussions outside of scheduled board meetings among the independent directors on key issues as required. We believe that Mr. Thiry’s experience and knowledge, and the significant role of the lead independent director, make combination of the chairman and chief executive officer roles appropriate.

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors.

Communications with the Board of Directors

Any interested party who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector@davita.com. In addition, any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita Inc., 1551 Wewatta Street, Denver, Colorado 80202. Copies of any such written communications received by the Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders

We do not have a policy requiring that directors attend the annual meeting of stockholders. Stockholders may contact our lead independent director and the Board of Directors as described above. At the last annual meeting of stockholders, our chairman, Mr. Thiry, attended the meeting.

Information Regarding the Board of Directors and its Committees

The Board of Directors met eight times during 2009. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served during 2009. The Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee.

Audit Committee

The current members of our Audit Committee are Mr. Berg, Mr. Valine and Mr. Vaughan, with Mr. Vaughan serving as the chair. Mr. Vaughan will not stand for re-election at the annual meeting of stockholders. We anticipate that prior to the annual meeting of stockholders, the Board of Directors will appoint an additional member of the Audit Committee and appoint a new chair of the Audit Committee to serve in such role from the date of appointment until his or her successor is appointed. The Board of Directors has determined that Mr. Berg, Mr. Valine and Mr. Vaughan each qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and that each of the members of our Audit Committee is “independent” and “financially literate” under the listing standards of the NYSE and the company’s independence standards. In addition, the new member of the Audit Committee to be appointed will also be “independent” and “financially literate” under these standards.

The Board of Directors has adopted a written charter for our Audit Committee. The charter is available on our website, located at http://www.davita.com. The Audit Committee’s primary responsibilities are to assist the Board of Directors with oversight of: (1) the integrity of our financial statements including the financial reporting and disclosure processes and the integrity and effectiveness of our system of internal controls over financial reporting; and (2) the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as our internal audit function. The Audit Committee, together with the Compliance Committee, assists the Board of Directors with oversight of compliance with legal and regulatory requirements. The Compliance Committee has primary responsibility for oversight of health care regulatory compliance requirements. The Audit Committee assists the Board of Directors with oversight of all other legal and regulatory requirements, including those that may have a material impact on the company’s financial statements. The Audit Committee also appoints and engages our independent registered public accounting firm and is required to pre-approve the independent registered public accounting firm’s annual audit services (including related fees), audit-related services, and all other services in accordance with our pre-approval policy. Our pre-approval policy is available on our website, located at http://www.davita.com. The Audit Committee met nine times during 2009, including meetings held with the independent registered public accounting firm and management each quarter prior to the release of the company’s financial results. The Audit Committee met with the independent registered public accounting firm without management present on six occasions in 2009.

Compensation Committee

The current members of our Compensation Committee are Mr. Grauer, Mr. Nehra and Mr. Valine, with Mr. Nehra serving as the chair. Each of the members of our Compensation Committee is independent in accordance with the listing standards of the NYSE and the company’s independence standards. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as that term is defined in Internal Revenue Service regulations.

Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes decisions regarding their compensation, with the goal of ensuring that our compensation system for our chief executive officer and our other executives, as well as our philosophy for compensation for all employees and the Board of Directors, is aligned with the long-term interests of our stockholders. The Compensation Committee establishes policies relating to the compensation of our executive officers and other key employees that further this goal.

The Compensation Committee is responsible for determining the compensation of our chief executive officer. The Compensation Committee conducts an evaluation of our chief executive officer’s performance and the company’s performance and considers a self-assessment prepared by our chief executive officer. Periodically, the Compensation Committee engages an outside consultant to conduct an analysis of our chief executive officer’s performance as a manager during the year. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors. The Compensation Committee works closely with our chief executive officer to determine the compensation of our other executive officers. Our chief executive officer conducts a performance and compensation review of each other executive officer and reviews his detailed assessments of the performance of each of the other executive officers with the Compensation Committee. The Compensation Committee considers the recommendations of the chief executive officer when determining the compensation of the other executive officers.

In 2010, Compensia, a national compensation consulting firm engaged by the Compensation Committee, provided the Compensation Committee with an analysis of comparative market data on the cash and stock-based compensation for senior executives at a group of comparable companies within our industry. The Compensation Committee considered Compensia’s analysis of the compensation of executives serving in similar positions at comparable companies to obtain a general understanding of current compensation practices in our industry and to provide context for compensation decisions. Compensation decisions are not directly related to or otherwise based upon the comparative data. The Compensation Committee uses this comparative data as one of many factors considered to set the compensation for our executive officers. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to the company and may not provide such services without the approval of the chair of the Compensation Committee.

Our Non-Management Director Compensation Philosophy and Plan sets forth the terms of our director compensation. There is no discretionary decision-making involved in director compensation. The Compensation Committee and the Board of Directors periodically review director compensation. In 2009, Compensia provided the Compensation Committee with an analysis of comparative market data on the cash and stock-based compensation for directors at a group of comparable companies within our industry. The Compensation Committee considered Compensia’s analysis of the compensation of directors at comparable companies to obtain a general understanding of current compensation practices in our industry. The Compensation Committee did not modify director compensation following this review. Please see “Executive Compensation—Compensation of Directors” beginning on page 62 of this Proxy Statement for more information regarding our director compensation program pursuant to the Non-Management Director Compensation Philosophy and Plan.

The Compensation Committee met nine times during 2009. The charter of the Compensation Committee is available on our website, located at http://www.davita.com.

Nominating and Governance Committee

The current members of our Nominating and Governance Committee are Ms. Arway, Mr. Berg, Mr. Brittain, Mr. Diaz, Mr. Grauer, Mr. Nehra, Dr. Roper, Mr. Valine and Mr. Vaughan, representing all of our independent directors. Ms. Arway joined the Nominating and Governance Committee on July 16, 2009. Mr. Vaughan will not stand for re-election at the annual meeting of stockholders. Our lead independent director, Mr. Grauer, is the chair of the Nominating and Governance Committee. The Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. The charter of the Nominating and Governance Committee and our corporate governance guidelines are available on our website, located at http://www.davita.com.

Our Nominating and Governance Committee reviews and makes recommendations to the Board of Directors about our governance processes, assists in identifying and recruiting candidates for the Board of Directors, reviews the performance of the individual members of the Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to the Board of Directors regarding the membership and chairs of the committees of the Board of Directors. The Nominating and Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. The committee also considers continuing director tenure and takes steps as may be appropriate to ensure that the Board of Directors maintains an openness to new ideas and a willingness to re-examine the status quo. The company does not have a specific diversity policy. However, as noted in our corporate governance guidelines, when selecting nominees the committee considers diversity of skills, experience, perspective and background. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: Attn: Corporate Secretary, DaVita Inc., 1551 Wewatta Street, Denver, Colorado 80202. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder.

The Nominating and Governance Committee held five formal meetings during 2009. In March 2010, the Nominating and Governance Committee recommended the candidates standing for election at the 2010 annual meeting of stockholders. One of these candidates, Ms. Arway, was appointed as a director by the Board of Directors outside of last year’s annual meeting of stockholders to fill a vacancy. Ms. Arway was identified as a potential member of the Board of Directors by an outside search firm. The Nominating and Governance Committee then considered Ms. Arway and recommended her for membership on the Board of Directors. Ms. Arway was appointed unanimously to the Board of Directors by action without a meeting.

Compliance Committee

The current members of our Compliance Committee are Ms. Arway, Mr. Berg, Mr. Grauer and Dr. Roper, with Dr. Roper serving as the chair. Ms. Arway and Mr. Berg joined the Compliance Committee on November 2, 2009 and December 3, 2009, respectively. Each of the members of our Compliance Committee is independent in accordance with the listing standards of the NYSE and the company’s independence standards. Our Compliance Committee oversees and monitors the effectiveness of our health care regulatory compliance program, reviews significant health care regulatory compliance risk areas, and reviews the steps management is taking to monitor, control and report these risk exposures. The Compliance Committee, together with the Audit Committee, assists the Board of Directors with oversight of compliance with legal and regulatory requirements. The Compliance Committee has primary responsibility for oversight of health care regulatory requirements. The Compliance Committee meets regularly with our chief compliance officer. The Compliance Committee met four times during 2009. The charter of the Compliance Committee is available on our website, located at http://www.davita.com.

Public Policy Committee

The current members of our Public Policy Committee are Mr. Brittain, Mr. Diaz and Dr. Roper, with Mr. Diaz serving as the chair. Each of the members of our Public Policy Committee is independent in accordance with the listing standards of the NYSE and the company’s independence standards. Our Public Policy Committee advises the Board of Directors on public policy and makes recommendations to the Board of Directors as to policies and procedures relating to issues of public policy and government relations. The Public Policy Committee met one time during 2009. The charter of the Public Policy Committee is available on our website, located at http://www.davita.com.

Clinical Performance Committee

The current members of our Clinical Performance Committee are Ms. Arway, Mr. Brittain, Mr. Nehra and Dr. Roper, with Dr. Roper serving as the chair. Ms. Arway joined the Clinical Performance Committee on November 2, 2009. Each of the members of our Clinical Performance Committee is independent in accordance with the listing standards of the NYSE and the company’s independence standards. Our Clinical Performance Committee advises the Board of Directors on clinical performance issues facing the company and makes recommendations to management and to the Board of Directors as to policies and procedures relating to issues of clinical performance. The Clinical Performance Committee met two times during 2009. The charter of the Clinical Performance Committee is available on our website, located at http://www.davita.com.

Risk Oversight

The Board of Directors’ involvement in risk oversight involves the Audit Committee, the Compliance Committee and the full Board of Directors. The Audit Committee is responsible for legal and regulatory risk oversight and the Compliance Committee has primary responsibility for oversight of healthcare regulatory compliance requirements. The Audit Committee and the Compliance Committee meet regularly with our chief compliance officer. The Compliance Committee reviews significant healthcare regulatory compliance risk areas and the steps management has taken to monitor, control and report such compliance risk exposures. The Compliance Committee meets on a regular basis and reports directly to the Board on its findings. The Audit Committee receives materials on enterprise risk management on an annual basis. These materials include identification of top enterprise risks for the company, the alignment of management’s accountability and reporting for these risks, and mapping of Board of Directors’ and Audit Committee’s oversight responsibilities for key risks. In addition, the Audit Committee and the full Board of Directors periodically receive materials to address the identification and status of major risks to the company. The Audit Committee discusses significant risk areas and the actions management has taken to monitor, control, and report such exposures. The Audit Committee also reviews with the company’s general counsel any legal matters that may have a material impact on the company’s financial statements, the company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies, including such matters identified by the Compliance Committee or the chief compliance officer. At each meeting of the full Board of Directors, the chairman of the Audit Committee reports on the activities of the Audit Committee, including risks identified and risk oversight.

Risk Considerations in Our Compensation Program

Our management conducted a review of the company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee, with the assistance of an independent compensation consultant, concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	a balance between cash and equity compensation;

•	a balance between short-term and long-term performance focus;

•	short-term incentive opportunities are capped and are not linked to any one specific goal;

•	equity awards have meaningful vesting requirements and relatively short terms; and

•	significant independent Compensation Committee oversight.

Board of Directors Share Ownership Policy

We have a share ownership policy that applies to all non-management members of the Board of Directors. The purpose of the policy is to encourage the Board of Directors to have an ownership stake in the company by retaining a specified financial interest in our common stock.

Both shares owned directly and shares underlying vested but unexercised stock options, stock appreciation rights (“SARs”), including stock-settled stock appreciation rights (“SSARs”), and restricted stock units are included in the determination of whether the share ownership guidelines have been met. The total net realizable share value retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board of Directors member to date in excess of $100,000; or

•	five times the annual Board of Directors retainer of $24,000, or $120,000.

Management Share Ownership Policy

In addition, we have a share ownership policy which applies to all members of our management team at the vice president level and above. See “Compensation Discussion and Analysis” beginning on page 31 of this Proxy Statement for more information regarding our management share ownership policy.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and principal accounting officer, general counsel, all vice presidents and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our teammates. The code of ethics and the code of conduct are available on our website, located at http://www.davita.com.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO OUR 2002 EQUITY COMPENSATION PLAN

General

The Board of Directors is proposing for stockholder approval an amendment (the “Plan Amendment”) to our 2002 Equity Compensation Plan (the “Equity Compensation Plan”). The Equity Compensation Plan provides for the issuance of stock-based awards to more closely align the interests of recipients with the interests of our stockholders. The Equity Compensation Plan permits the issuance of stock options, SARs, restricted stock units and other forms of stock-based awards, including stock issuances and restricted stock. If approved by stockholders, the Plan Amendment would increase the number of shares of common stock available for issuance under the Equity Compensation Plan by 10,000,000 shares. The Board of Directors approved the Plan Amendment on April 23, 2010, subject to stockholder approval.

Reason for Proposing the Plan Amendment

As of December 31, 2009, 4,041,592 shares of common stock were available for the grant of new awards under the Equity Compensation Plan; 13,385,800 shares were subject to outstanding stock options, SSARs and restricted stock units; and 17,427,392 shares of common stock remain authorized for issuance for new awards and outstanding awards under the Equity Compensation Plan. The company is asking stockholders to approve an increase in the number of shares available under the Equity Compensation Plan to a level that the company believes will, on the basis of current assumptions, ensure that enough shares remain available for issuance under the Equity Compensation Plan through approximately the end of 2012. If the Plan Amendment is approved, the number of shares authorized under the Equity Compensation Plan will be increased by 10,000,000 shares.

The Board of Directors commits to our stockholders that over the three-year period commencing on April 1, 2010 it will not grant a number of shares subject to stock awards under the Equity Compensation Plan, including stock options, SARs, restricted stock units or other stock awards, at an average annual rate greater than 4.02% of the number of shares of our common stock that we believe will be outstanding over such three-year period. This 4.02% rate is the average of the 2009 and 2010 three-year average median grant rate plus one standard deviation as published by RiskMetrics Group for the Russell 3000 companies in the GICS 3510 industry segment. Awards that are settled in cash, awards that are granted pursuant to stockholder approved exchange programs, awards sold under our Employee Stock Purchase Plan and awards assumed or substituted in business combination transactions will be excluded from our grant rate calculation. For purposes of calculating the number of shares granted, any “full-value” awards (i.e., restricted stock, restricted stock unit, performance share or any other award that does not have an exercise price per share at least equal to the per share fair market value of our common stock on the grant date) will count as equivalent to 3.0 shares. The company will publicly report its compliance with this three-year average annual grant rate commitment, and the data necessary to independently confirm it, in a public filing shortly after March 31, 2013.

History of the Equity Compensation Plan

The Equity Compensation Plan was originally adopted by the Board of Directors on February 8, 2002 and was approved by stockholders on April 11, 2002. An amendment authorizing awards to be made in the form of restricted stock, (direct) stock issuances, SARs and other stock-based awards, decreasing the total number of shares available for issuance under the Equity Compensation Plan and specifying the exact number of shares that were transferred to the Equity Compensation Plan from the predecessor plans was adopted by the Board of Directors on February 26, 2003 and approved by stockholders on May 21, 2003. On May 21, 2004, the Board of Directors approved an adjustment to the number of shares available under the Equity Compensation Plan to reflect a three-for-two stock split. On March 30, 2005, the Board of Directors adopted amendments establishing a 10-year term for the Equity Compensation Plan and adjusting both the limit on the number of shares that can be subject to grants awarded to any single recipient in any consecutive twenty-four month period and the maximum number of shares that may be issued pursuant to incentive stock options to reflect the 2004 three-for-two stock split. On July 25, 2006, the Board of Directors approved an amendment and restatement of the Equity Compensation Plan to include the treatment of SARs in the definition of “Fair Market Value.” On March 2, 2007, the Board of Directors approved an amendment and restatement of the Equity Compensation Plan to increase the number of shares of common stock available for issuance under the Equity Compensation Plan by 6,000,000 shares, remove certain share recycling provisions from the Equity Compensation Plan, change the amount by which share reserves under the Equity Compensation Plan are reduced by full value share awards to 3.0 times from 2.75 times the number of shares subject to the award, change the limit on the maximum number of shares of common stock that may be subject to awards granted to any single recipient in any consecutive twenty-four month period so that it applies only to awards of stock options and SARs, and provide additional exceptions from the three-year minimum vesting period generally applicable to grants of restricted stock units and other stock awards, including stock issuances and restricted stock or their functional equivalents. Each of these amendments was approved by the stockholders.

Description of the Equity Compensation Plan

The following is a description of the terms of the Equity Compensation Plan, as proposed to be amended. This description is qualified in its entirety by reference to the plan document, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference.

Eligibility and Participation. Generally, all employees, directors, and other persons providing bona fide services to us or any of our subsidiaries are eligible to receive awards under the Equity Compensation Plan. However, persons providing services to us only in connection with the offering or sale of securities in a capital raising transaction are not eligible to receive awards under the Equity Compensation Plan. In addition, incentive stock options may only be awarded to employees. As of March 31, 2010, we have approximately 34,970 employees. The maximum number of shares of common stock that may be subject to awards of stock options and SARs made to any single recipient in any consecutive twenty-four month period is 2,250,000 shares.

Administration of the Equity Compensation Plan. The Equity Compensation Plan is administered by our Compensation Committee, which is composed of independent non-employee directors. To the extent permitted by applicable law and the requirements of the NYSE, the Board of Directors may, by a resolution adopted by the Board of Directors, delegate the ability to make awards under the Equity Compensation Plan. The Compensation Committee has the authority to interpret the Equity Compensation Plan and to adopt rules and procedures relating to the administration of the Equity Compensation Plan.

Shares Subject to the Equity Compensation Plan. As of December 31, 2009, 4,041,592 shares of common stock were available for the grant of new awards under the Equity Compensation Plan; 13,385,800 shares were subject to outstanding stock options, SSARs and restricted stock units; and 17,427,392 shares of common stock remain authorized for issuance for new awards and outstanding awards under the Equity Compensation Plan. If stockholders approve the Plan Amendment, an additional 10,000,000 shares will be available for issuance under the Equity Compensation Plan. Shares of common stock will be issued under the Equity Compensation Plan directly from our authorized but unissued shares of common stock or from shares that we have repurchased.

Under the Equity Compensation Plan, the number of shares available under the Equity Compensation Plan is reduced by 3.0 times the number of shares subject to an award of restricted stock units or other stock award. The number of shares available under the Equity Compensation Plan is reduced by 1.0 times the number of shares included in an award of options or SARs.

Shares subject to outstanding options or other awards under the Equity Compensation Plan that expire prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Equity Compensation Plan. In addition, unvested shares issued under the Equity Compensation Plan and subsequently forfeited to the company will be added back to the number of shares reserved for issuance under the Equity Compensation Plan and will accordingly be available for subsequent issuance. Further, if any award under the Equity Compensation Plan is settled for cash, the shares subject to the award will be available for subsequent issuance. In each case, the shares that are added back will be equal to the number of shares subject to the award times 3.0 for restricted stock units or other stock awards and times 1.0 for options or SARs. The following shares will not be added back to the shares available for use under the Equity Compensation Plan: shares tendered or withheld to pay the option exercise price, shares tendered or withheld to satisfy tax withholding obligations upon the exercise or vesting of an award, or shares subject to a SAR that are not issued in connection with the stock settlement of the SAR. In addition, any grants issued in substitution of a grant previously awarded by an entity acquired by the company to an individual who performed service for the acquired entity will not reduce the shares available for use under the Equity Compensation Plan.

The maximum number of shares that may be issued pursuant to incentive stock options under the Equity Compensation Plan is 7,500,000 shares. This amount will not change as a result of the proposed increase in authorized shares under the Equity Compensation Plan.

Awards. The following types of awards and other stock-based awards may be granted under the Equity Compensation Plan. Awards will be granted in such amounts, at such times, to such eligible recipients, on such terms and in such form as the Compensation Committee or other delegated authority may approve in accordance with the provisions of the Equity Compensation Plan.

Stock Options. Options granted under the Equity Compensation Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”).

The terms and conditions of each option are determined at the time of the grant and included in a written agreement with the recipient. The terms of each option agreement will set forth, among other things: (i) the per share exercise price of the option, which will not be less than the closing price of our common stock as reported on the NYSE on the date of the grant; (ii) the termination date of the option, which will not be later than five years from the date of the grant, except in the event of death or disability; and (iii) the effect on the option of the termination of the recipient’s employment or service or a change of control.

The closing price for our common stock as reported on the NYSE on March 1, 2010 was $63.10 per share.

To the extent an option is intended to qualify as an ISO, the option must comply with the requirements for such treatment under Section 422 of the Internal Revenue Code. ISOs are subject to the following special restrictions: (i) ISOs may only be granted to our employees or the employees of our subsidiaries; (ii) the exercise price for an ISO must be at least equal to 100%, or 110% in the case of stockholders holding more than 10% of the total combined voting power of all classes of our common stock, of the fair market value of our common stock, determined on the date of the grant; and (iii) the aggregate fair market value, determined as of the date of the grant, of the number of shares of common stock with respect to which ISOs are exercisable for the first time by a recipient during any calendar year shall not exceed $100,000.

Stock Appreciation Rights. We may also grant SARs, whereby the recipient will have the right to receive payment equal to the difference between the fair market value of our common stock on the date of the grant and the date on which the right is exercised. SARs may be settled in cash or common stock. The written agreement will specify the form of settlement.

The terms and conditions of each SAR are determined at the time of grant and included in a written agreement with the recipient. The SAR agreement will set forth, among other things: (i) the per share base price of the SAR, which will not be less than the closing price of our common stock as reported on the NYSE on the date of the grant; (ii) the termination date of the SAR, which will not be later than five years after the date of grant, except in the event of death or disability; and (iii) the effect on the SAR of the termination of the recipient’s employment or service or a change of control.

Restricted Stock Units. We may also award restricted stock units which entitle the holder thereof to receive shares of common stock upon the expiration of a vesting period and the satisfaction of such other restrictive conditions as the Compensation Committee shall determine. Grants of restricted stock units, restricted stock and stock issuances which in the aggregate do not exceed 5% of the shares available under the Equity Compensation Plan are not subject to minimum vesting provisions. However, grants of restricted stock units, restricted stock and stock issuances which exceed this threshold are subject to a three-year minimum vesting period, except that grants to non-executive employees of the company (employees who do not hold the title of vice president or an equivalent title) are subject to a two-year minimum vesting period and grants that vest based on the attainment of performance objectives are subject to a one-year minimum vesting period. Prior to the settlement of a restricted stock units award, the holder of the award will have no rights as a stockholder with respect to the shares of common stock subject to the award.

The terms, conditions, and restrictions of each restricted stock units award are determined at the time of the award and included in a written agreement with the recipient. The restricted stock units agreement will set forth, among other things: (i) the period determined by the Compensation Committee during which the restrictive conditions will apply; and (ii) the effect on the restricted stock units of the termination of the recipient’s employment or service or a change of control.

Other Stock-Based Awards. We have the authority to issue other types of stock-based awards under the Equity Compensation Plan which are related to or serve a similar function as those awards described above. The terms of those awards may be contained in the written agreement evidencing the grant. Other types of stock-based awards include stock issuances and restricted stock. We may grant fully vested shares of common stock to recipients for compensation previously earned. The shares may be issued immediately or on a deferred basis. Grants of fully vested shares will be subject to specified conditions as determined by the Compensation Committee. We may also grant restricted stock awards which are shares of common stock issued to a recipient where the recipient does not immediately possess a vested right to the shares. Grants of restricted stock will be subject to such restrictive conditions as the Compensation Committee shall determine. However, the vesting period for stock issuances and restricted stock will be subject to the limitations described under “Restricted Stock Units” above.

Nontransferability. Awards are exercisable only by the recipient and generally are not transferable or assignable except by will and the laws of descent and distribution.

Modification of Awards. The Compensation Committee may modify an existing award, including by accelerating the right to exercise any award or extending or renewing any award. However, without first obtaining the approval of our stockholders, we may not (i) reduce or reprice the exercise or base price of any outstanding stock option or SAR, including any repricing effected by issuing replacement stock options or SARs for outstanding stock options or SARs that have an exercise or base price greater than the fair market value of the underlying common stock, (ii) cancel a stock option or SAR in exchange for cash or another award, or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under NYSE rules and regulations.

Adjustments. In the event of any change in capitalization of the company affecting its common stock such as a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other similar transaction, our Compensation Committee shall make such adjustments as it may deem appropriate with respect to: (i) the maximum number and/or kind of shares that may be awarded under the Equity Compensation Plan, including the limitations on the size of grants under the Equity Compensation Plan; and (ii) the number, kind and exercise or base price of shares covered by outstanding awards. The Compensation Committee shall also make such adjustments as it may deem appropriate in the event of a spin-off or other distribution of company assets to stockholders (other than normal cash dividends).

Termination or Amendment of the Equity Compensation Plan. Subject to the limitations of applicable law and the NYSE, the Board of Directors may amend or terminate the Equity Compensation Plan at any time. With respect to ISOs, stockholders must approve any amendment that changes (i) the class of employees who are eligible to receive ISOs or (ii) the maximum number of shares of common stock that may be issued as ISOs under the Equity Compensation Plan. In addition, stockholders must approve any amendment to the provisions described above under “Modification of Awards” that require stockholder approval.

Federal Income Tax Consequences of the Equity Compensation Plan

The following discussion briefly summarizes the United States federal income tax consequences with respect to awards under the Equity Compensation Plan.

Incentive Stock Options. A recipient will not recognize taxable income upon the grant or the exercise of an ISO (except potentially under the alternative minimum tax), and we are not entitled to an income tax deduction as a result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of common stock purchased upon exercise of an ISO will be long-term capital gain or loss if the sale is made after the later of:

•	two years from the date of the grant of the ISO; or

•	one year from the date of exercise of the ISO.

If both of the holding periods have been satisfied, the recipient will recognize long-term capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the exercise price of the ISO. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

If a recipient sells common stock acquired upon the exercise of an ISO prior to the expiration of both of the holding periods, the sale will be a “disqualifying disposition.” The recipient will generally recognize ordinary income in the year of the disqualifying disposition in an amount equal to the amount by which the fair market value of the shares of our common stock on the date of exercise of the ISO exceeds the exercise price of the ISO. However, if the stock price drops, the amount of ordinary income recognized by the recipient generally will not exceed the amount by which the amount realized on the sale exceeds the exercise price. We will be entitled to an income tax deduction equal to the amount taxable as ordinary income to the recipient. Any additional gain recognized by the recipient upon the disqualifying disposition will be taxable as long-term capital gain if the shares of common stock have been held for more than one year before the disqualifying disposition, or short-term capital gain if the shares of common stock have not been held for more than one year before the disqualifying disposition.

The amount by which the fair market value, determined on the date of exercise, of the shares of common stock purchased upon exercise of an ISO exceeds the exercise price will constitute an adjustment to the recipient’s income for purposes of the alternative minimum tax in the year that the ISO is exercised.

Nonqualified Stock Options. As with an ISO, a recipient will not recognize taxable income upon the grant of an NQSO, and we are not entitled to an income tax deduction as a result of the grant of an NQSO. Unlike an ISO, however, upon the exercise of an NQSO, the recipient generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of common stock purchased upon exercise, determined as of the date of exercise, exceeds the exercise price. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income.

Upon the sale of shares of common stock acquired upon the exercise of an NQSO, the recipient will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise. If the recipient has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise it will be short-term. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Stock Appreciation Rights. As with an NQSO, a recipient will not recognize taxable income on the grant of an SAR, and we are not entitled to an income tax deduction as a result of the grant of an SAR. Upon the exercise of an SAR, the recipient generally will recognize ordinary income, and we will be entitled to an income tax deduction, in the amount equal to the fair market value of the shares of common stock received upon exercise, determined as of the date of exercise. If the SAR is settled in cash instead of stock, the ordinary income, and corresponding deduction, will equal the amount of the cash received upon exercise. The recipient will be required to satisfy withholding requirements applicable to such ordinary income.

Upon the sale of shares of common stock acquired upon the exercise of a SAR, the recipient will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of exercise. If the recipient has held the shares for more than one year at the time of sale, the capital gain or loss will be long-term, otherwise it will be short-term. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Restricted Stock Units. A recipient will not recognize taxable income at the time restricted stock units are granted and the company will not be entitled to a tax deduction at such time. Upon the settlement of restricted stock units, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares of common stock on the date of issuance. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient, except to the extent the deduction limits of Section 162(m) apply.

Upon the sale of shares of common stock received upon the settlement of restricted stock units, the recipient will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon sale and the fair market value of the shares on the date of issuance. If the recipient has held the shares for more than one year at the time of the sale, the capital gain or loss will be long-term, otherwise it will be short-term. The company will not be entitled to any deduction with respect to the amount recognized by the recipient as capital gain.

Other Stock-Based Awards. The federal income tax consequences of other stock-based awards will depend on how the awards are structured.

With respect to stock issuances, a recipient receiving unrestricted shares of common stock will recognize ordinary income at the time the common stock is awarded, and we will be entitled to an income tax deduction, in the amount equal to the fair market value of the shares of common stock on the grant date. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income.

With respect to restricted stock awards, the recipient will recognize ordinary income when the shares are no longer subject to a substantial risk of forfeiture in the amount equal to the fair market value of the shares of common stock at that time. However, a recipient may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the common stock at the time of the grant. The recipient will be required to satisfy tax withholding requirements applicable to such ordinary income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient for the taxable year in which such ordinary income is recognized by the recipient.

Compensation Deduction Limitation. We anticipate that any compensation deemed paid by the company in connection with the disqualifying disposition of ISOs or the exercise of NQSOs or SARs will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and SARs granted under the Equity Compensation Plan will remain deductible by the company without limitation under Section 162(m). However, any compensation deemed paid by the company in connection with restricted stock units or other stock awards issued under the Equity Compensation Plan generally will be subject to the $1 million limitation.

The affirmative vote of a majority of the shares of common stock present at the 2010 annual meeting, in person or by proxy and entitled to vote thereon, is required for the approval of the proposed amendment to our Equity Compensation Plan and total votes cast on this proposal must represent over 50% of all outstanding shares.

The Board of Directors recommends a vote FOR the amendment to our Equity Compensation Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of KPMG LLP are expected to attend the annual meeting in person or telephonically, and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2010. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2009 and 2008 by KPMG LLP, our independent registered public accounting firm:

	2009	2008
Audit fees (1)	$1,674,237	$1,752,752
Audit-related fees (2)	728,821	778,549
Tax fees (3)	25,073	87,021
All other fees	—	—

	$2,428,131	$2,618,322

(1)

Includes aggregate fees for the audit of our consolidated financial statements, which included KPMG LLP’s attestation report on the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the three quarterly reviews of our reports on Form 10-Q and other SEC filings.

(2)

Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including fees of $482,898 in 2009 and $555,369 in 2008, for KPMG LLP’s services as an independent review organization for our subsidiary Gambro Healthcare, Inc., now known as DVA Renal Healthcare, Inc. The audit-related fees also include fees for audits of our employee benefit plans, an audit of one of our majority-owned joint ventures, audits of certain wholly-owned subsidiaries and agreed-upon procedures to review our initial XBRL tags.

(3)	Includes fees for professional services rendered for tax advice and tax planning. None of these fees were for tax compliance or tax preparation services.

Pre-approval Policies and Procedures

The Audit Committee of the Board of Directors is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP, and is available on our website, located at http://www.davita.com. The Audit Committee pre-approved all such services in 2009 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT

We expect the following proposal to be presented by a stockholder at the annual meeting. The Board of Directors has recommended a vote AGAINST this proposal for broader policy reasons as set forth following the proposal. The name, address and share holdings of the stockholder proponent and co-filer will be supplied promptly upon receipt of an oral or written request. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received by the stockholder.

Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the fullest extent permitted by law.

Stockholder’s Statement Supporting Proposal No. 4

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm said our company still has red flags in its executive pay practices that warrant concern. For example, named executive officers were eligible for annual discretionary cash bonuses. Our CEO Kent Thiry was given $7.7 million in option grants in 2008. The large size of his option award raised concerns over the link between executive pay and company performance since small increases in our company’s share price can result in large financial gains.

These option grants came on top of $7 million of value Mr. Thiry realized on the exercise of stock options in 2008. Our company paid Mr. Thiry $350,000 for private jet trips in 2008 and over $1.1 million since 2006.

Our board was the only significant directorship for four of our directors. This could indicate a significant lack of current transferable director experience. Four of our directors received 11% to 18% in our against-votes (including our Lead Director, Peter Grauer), which may warrant further investigation. Charles Berg and Paul Diaz were inside-related directors—independence concern. Our nomination committee was arguable not a committee because almost all directors were members.

We had no shareholder right to vote on our poison pill with a 15% trigger, executive pay, call a special shareholder meeting, cumulative voting or an independent board chairman. Shareholder proposals to address all or some of these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 4.

The Company’s Statement in Opposition to Proposal No. 4

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board strongly recommends that stockholders vote against the proposal requesting the right for stockholders to act by written consent.

The Board believes that sound governance practices are essential to the creation of stockholder value. Our current governance practices are intended to ensure that stockholders have a regularly scheduled opportunity to influence the Board and management. Our stockholder meetings are held annually and provide all stockholders with the ability to give or withhold approval for each director on a regular basis. We do not have a so-called “staggered board” or “classified board” where only one-third of directors are elected each year. Rather, our bylaws provide that all directors serve one-year terms and are reelected each year by majority vote. Unlike companies that restrict the ability of stockholders to remove directors only for cause, all members of our Board are removable with or without cause by stockholders, substantially enhancing the ability of our stockholders to change the current membership of our Board. Stockholders also have the ability to propose matters for action at our annual stockholder meetings and to have those proposals included in our proxy materials in compliance with the rules of the SEC. In addition to matters proposed by stockholders or the Board, stockholders have the right to vote on a substantial number of matters, including amendments to our charter, the removal of directors and certain equity and other incentive compensation plans. Our organizational documents do not impose supermajority approval requirements, except where required by Delaware law. Stockholders have the opportunity to be actively engaged in any appropriate matter no less frequently than once each year and to attend the meeting and participate in any debate.

Permitting stockholders to act by written consent would not substantively increase the rights of our stockholders; rather it could permit a subset of the stockholder constituency to take action without the participation or even the knowledge of the other stockholders. When stockholders act at an annual meeting, all stockholders are given notice and an opportunity to participate. Addressing matters that are significant to the company at formal meetings of the stockholders, rather than through a less formal consent solicitation process, allows information about proposed stockholder actions to be disseminated to all stockholders and allows the transparent, public, orderly and deliberate consideration of issues facing the company.

The Board believes that action by written consent could not only lead to hasty decision-making, but would also be costly and disruptive for the company. The proposal would allow any stockholder, no matter how small its holdings, to solicit written consents, without informing the company or, perhaps more importantly, other stockholders of the pendency of the solicitation. In addition, acting by consent without a meeting would deprive stockholders not participating in the consent process from expressing their views on any matter in question and having an opportunity to persuade other stockholders of the merits of a contrary position. This is a limitation on stockholder democracy as well as on the transparency of the voting process. Permitting solicitations and action outside of, and in addition to, the traditional setting of a stockholder meeting could result in significant commitments of additional time and expense on the part of the company with little corresponding benefit to stockholders.

We are committed to good corporate citizenship and accountability to our stockholders. As measured by RiskMetrics’ corporate governance quotient (CGQ), as of March 1, 2010, we outperformed 90% of the companies in our industry group. We periodically review our governance practices to ensure that our stockholders have an effective means of expressing their views to the company while permitting our Board and management to effectively run our business. In addition to raising issues through the annual meeting process, stockholders can contact our Board directly through our lead independent director. We believe the independence of our Board enhances our accountability to our stockholders. All members of our Board are independent, with the sole exception of our CEO, and our independent directors meet regularly in executive session without the presence of management. In addition, each of the committees of the Board is made up entirely of independent directors and there are no compensation committee interlocks with management. None of our directors serves on more than three other public boards and our CEO serves on no public board other than ours. We also maintain a Board share ownership policy to ensure that our directors accumulate a meaningful ownership stake in the company which we believe creates a commonality of interest between our Board and our stockholders. These are some of the measures the Board and the company have taken to ensure that we are accountable to our stockholders and that accountability would not be substantively enhanced by a stockholder right to act by written consent.

We believe that our strong governance practices have contributed to the outstanding value we have delivered to our stockholders and that management and the Board have looked after stockholder interests well. For example, during the period 2004 through 2009, DaVita had a cumulative total return of 123% compared with 14% for the S&P 500 (including dividend reinvestment) and 15% for the S&P 500 Healthcare Index (including dividend reinvestment).

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon, is required for the approval of this proposal.

For these reasons, the Board of Directors recommends that you vote AGAINST this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 1, 2010 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors, named executive officers and other executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the company.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
Capital Group International, Inc. (2)	12,095,200	11.7%
11100 Santa Monica Blvd.
Los Angeles, CA 90025
TimesSquare Capital Management, LLC (3)	6,801,727	6.6%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036
BlackRock, Inc. (4)	6,248,519	6.0%
40 East 52nd Street
New York, NY 10022
Kent J. Thiry (5)	1,519,828	1.5%
Dennis L. Kogod (6)	318,292	*
Javier J. Rodriguez (7)	486,396	*
Thomas O. Usilton Jr. (8)	198,969	*
Richard K. Whitney (9)	241,854	*
Pamela M. Arway (10)	631	*
Charles G. Berg (11)	28,686	*
Willard W. Brittain, Jr. (12)	27,676	*
Paul J. Diaz (13)	9,628	*
Peter T. Grauer (14)	61,877	*
John M. Nehra (15)	114,654	*
William L. Roper, MD, MPH (16)	82,851	*
Roger J. Valine (17)	37,480	*
Richard C. Vaughan (18)	63,685	*
All directors, named executive officers and other executive officers as a group (20 persons) (19)	3,479,767	3.3%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 1551 Wewatta Street, 6th Floor, Denver, Colorado, 80202.
(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 10, 2010, Capital Group International, Inc. (“CGII”) is the parent holding company of a group of investment management companies that hold investment power, and in some cases, voting power over the shares reported by CGII. CGII does not have investment power or voting power over the shares reported but may be deemed to be the beneficial owner of 6,860,190 shares with sole power to vote 5,689,630 shares and sole power to dispose of all 6,860,190 shares. Capital Guardian Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act, is deemed to be the beneficial owner of 5,235,010 shares with sole power to vote 4,294,670 shares and sole power to dispose of all 5,235,010 shares as a result of its serving as the investment manager of various institutional accounts.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2010, these securities are owned by investment advisory clients of TimesSquare Capital Management, LLC (“Times

Square”). In its role as investment advisor, Times Square has sole voting power with respect to 5,043,227 shares and sole dispositive power with respect to 6,801,727 shares.
(4)

Based upon information contained in a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. may be deemed to be the beneficial owner of 6,248,519 shares with sole power to vote and sole power to dispose of all 6,248,519 shares as a result of being a parent holding company or control person.

(5)

Includes 144,828 shares held in a family trust, and 1,375,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010.

(6)	Includes 36,667 and 280,416 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010.
(7)	Includes 46,000 and 392,082 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010.
(8)	Includes 40,000 and 149,166 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010.
(9)	Includes 225,000 shares issuable upon the exercise of SSARs which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010.
(10)	Includes 127 vested but unissued restricted stock units.
(11)

Includes 14,036 and 12,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 233 vested but unissued restricted stock units.

(12)

Includes 13,403 and 12,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 233 vested but unissued restricted stock units.

(13)

Includes 7,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 233 vested but unissued restricted stock units.

(14)

Includes 36,000 and 18,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 1,927 vested but unissued restricted stock units.

(15)

Includes 48,000 and 18,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 1,927 vested but unissued restricted stock units.

(16)

Includes 54,000 and 18,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 1,927 vested but unissued restricted stock units.

(17)

Includes 21,889 and 12,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days, after March 1, 2010, and 276 vested but unissued restricted stock units.

(18)

Includes 36,000 and 18,000 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 1,927 vested but unissued restricted stock units.

(19)

Includes 381,828 and 2,780,329 shares issuable upon the exercise of options and SSARs, respectively, which are exercisable as of, or will become exercisable within 60 days after, March 1, 2010, and 8,810 vested but unissued restricted stock units.

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	54	Chairman of the Board of Directors and Chief Executive Officer
Luis Borgen	40	Senior Vice President
James K. Hilger	48	Chief Accounting Officer
Dennis L. Kogod	50	Chief Operating Officer
Laura A. Mildenberger	51	Chief People Officer
Allen R. Nissenson, MD, FACP	63	Chief Medical Officer
Kim M. Rivera	41	Vice President, General Counsel and Secretary
Javier J. Rodriguez	39	Senior Vice President
David T. Shapiro	40	Chief Compliance Officer
Thomas O. Usilton, Jr.	58	Senior Vice President
Richard K. Whitney	42	Chief Financial Officer
LeAnne M. Zumwalt	51	Vice President

Our executive officers are elected by, and serve at the discretion of, the Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the section of this Proxy Statement entitled “Information Concerning Members of the Board of Directors Standing for Reelection.”

Luis Borgen became our senior vice president in March 2010 and will become our chief financial officer and an executive officer in May 2010. From February 2009 until joining us, Mr. Borgen served as senior vice president, finance for the U.S. retail division of Staples, an office products company, where he played a role in strategy development and business planning efforts. From June 2005 until January 2009, Mr. Borgen served as the vice president, finance for the U.S. retail division of Staples. From July 2002 to June 2005, Mr. Borgen served as vice president, corporate financial planning and analysis of Staples where he led the global business planning efforts. From February 1999 to June 2002, Mr. Borgen served in the corporate treasury department of Staples, including as vice president and assistant treasurer.

James K. Hilger became our chief accounting officer in April 2010, and has served as our vice president and controller since May 2006. Prior to that, he served as our vice president, finance beginning in September 2005. Mr. Hilger was our acting chief financial officer from November 2007 through February 2008. From September 2003 until joining us, Mr. Hilger served as vice president, finance and administration and chief financial officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served in positions as chief executive officer and chief financial officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.

Dennis L. Kogod became our chief operating officer in January 2009 and prior to that, he served as our president-west beginning in October 2005. From January 2004 until joining us, Mr. Kogod served as president and chief operating officer-west of Gambro Healthcare, Inc., which we acquired in October 2005. From July 2000 to January 2004, Mr. Kogod served as president, west division of Gambro Healthcare, Inc. From June 1999 to July 2000, Mr. Kogod was president of Teleflex Medical Group, a medical original equipment manufacturer of medical delivery systems. From January 1996 to June 1999, Mr. Kogod was corporate vice president of Teleflex Surgical Group, a surgical device and service organization. Mr. Kogod served on the board of directors of Arbios Systems, Inc., a medical device and cell-based therapy company.

Laura A. Mildenberger became our chief people officer in July 2008, having joined us in October 2001 as vice president of operations. Prior to joining us, Ms. Mildenberger served as vice president of operations for the western U.S. for Matrix Rehabilitation, a physical therapy outpatient company, from March 2000 to October 2001. From 1993 to 2000, Ms. Mildenberger served as a general manager for NovaCare Outpatient Rehabilitation, a provider of physical and occupation therapy services. From 1988 to 1993, Ms. Mildenberger was the executive vice president/principal of Worker Rehabilitation Services, a multi-site physical rehabilitation company. Ms. Mildenberger began her career as an occupational therapist at the Mayo Clinic.

Allen R. Nissenson, MD, FACP, became our chief medical officer in August 2008. He is an emeritus professor of medicine at the David Geffen School of Medicine at UCLA, where he served as director of the dialysis program from 1977 to 2008 and associate dean from 2005 to 2008. Dr. Nissenson was the president of the Southern California End-Stage Renal Disease Network from 2005 to 2007. Dr. Nissenson was the president of the National Anemia Action Council from 2001 to 2007. Dr. Nissenson was the president of the Renal Physicians Association from 1999 to 2001.

Kim M. Rivera became our vice president, general counsel and secretary in January 2010. From February 2006 to November 2009, Ms. Rivera served as vice president and associate general counsel of The Clorox Company, a consumer products company. From August 2004 to February 2006, Ms. Rivera served as vice president law and chief litigation counsel to Rockwell Automation, Inc., a provider of industrial automation control and information solutions. From November 1999 to August 2004, she served as general counsel to Rockwell’s Automation Control and Information Group. Prior to joining Rockwell, Ms. Rivera was an attorney at the law firm of Jones Day.

Javier J. Rodriguez became our senior vice president in 2006. From 2004 to 2006, Mr. Rodriguez served as our vice president of operations. From 2000 to 2003, Mr. Rodriguez served as our vice president of payor contracting. From 1998 to 2000, Mr. Rodriguez served with us in various other director positions.

David T. Shapiro became our chief compliance officer and senior vice president in October 2008, having joined us in March 2008 as the deputy chief compliance officer. Prior to joining us, Mr. Shapiro was counsel at the Pepper Hamilton law firm from March 2007 through February 2008, during which time he represented health care clients in government investigations and compliance issues. From October 2003 through March 2007, Mr. Shapiro served as a trial attorney with the Civil Frauds Section of the United States Department of Justice. From June 1999 through October 2003, Mr. Shapiro was an attorney with the law firm Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in Washington, DC.

Thomas O. Usilton, Jr. became our senior vice president in April 2006 and prior to that, he served as our group vice president beginning in August 2004. From February 2000 until joining us, Mr. Usilton served as president and chief executive officer of Digital Insurance Inc., a health and welfare brokerage and services company. From 1995 until founding Digital Insurance Inc. in 2000, Mr. Usilton was senior vice president of Vivra Specialty Partners, a national physicians practice management company. Prior to joining Vivra Specialty Partners, Mr. Usilton served as president and chief executive officer of Premier Asthma and Allergy, a disease management company specializing in asthma management. From 1986 to 1987, Mr. Usilton was general manager and executive vice president of CIGNA Corporation. Prior to his employment with CIGNA Corporation, from 1978 to 1985, he served as executive vice president for Health America Inc., a national leader in the Health Maintenance Organization medical insurance field.

Richard K. Whitney joined us in February 2008 and has served as our chief financial officer on a part-time basis since March 2008. Mr. Whitney will cease to be our chief financial officer in May 2010 and, thereafter, will continue to work with the company in an executive role to assist with the management transition. Since December 2005, Mr. Whitney was the founder and serves as a managing member of Whitney Capital, LLC, a private equity investment firm which invests primarily in healthcare services and products companies. Since December 2006, Mr. Whitney has served as a venture partner of New Enterprise Associates, a venture capital firm. From February 2005 to January 2006, Mr. Whitney served as chairman of the board of Specialty Laboratories, Inc., a reference laboratory services company, and as a director of Specialty Laboratories, Inc. from September 2004 to January 2006. From February 2000 to February 2004, Mr. Whitney served as our chief financial officer.

LeAnne M. Zumwalt became our vice president in January 2000 and currently oversees our public policy—regulatory efforts and our purchasing department. Ms. Zumwalt has served in various capacities with us and served as our vice president investor relations from January 2000 through October 2009. From 1997 to 1999, Ms. Zumwalt served as chief financial officer of Vivra Specialty Partners, a privately held health care service and technology firm. From 1991 to 1997, Ms. Zumwalt held various executive positions at Vivra Incorporated, a publicly held provider of dialysis services. Prior to joining Vivra Incorporated, Ms. Zumwalt was a senior manager at Ernst & Young, LLP. Ms. Zumwalt serves on the board of directors of The Advisory Board Company.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2009, except that a Statement of Changes of Beneficial Ownership of Securities on Form 4 for each of Mr. Grauer, Ms. Mildenberger, Mr. Valine and Ms. Zumwalt was filed late and an Initial Statement of Beneficial Ownership of Securities on Form 3 for Ms. Mildenberger was filed late.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of stock options, SSARs, restricted stock units, and other rights under all of our existing equity compensation plans as of December 31, 2009, including our omnibus 2002 Equity Compensation Plan and our Employee Stock Purchase Plan, and the terminated 1999 Non-Executive Officer and Non-Director Equity Compensation Plan. The material terms of each of these plans are described in Note 17 to the consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2009. The 1999 Non-Executive Officer and Non-Director Equity Compensation Plan was not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	13,472,013	$49.15	5,004,344	18,476,357
Equity compensation plans not requiring stockholder approval	20,084	$50.98	—	20,084

Total	13,492,097	$49.16	5,004,344	18,496,441

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary elements of compensation for our named executive officers consist of base salary, cash bonuses and stock-based compensation awarded, in each case, based on an overall assessment of individual and company performance. Our compensation programs for our named executive officers emphasize compensation based on performance and are designed to align our named executive officers’ interests with those of our stockholders. To this end, our compensation programs emphasize variable compensation in the form of cash and stock-based awards over fixed compensation. We also believe that our compensation programs should align executive compensation with the annual and long-term goals of the company by taking into consideration our financial and non-financial performance when determining compensation for our executive officers. We attempt to award compensation that will incentivize our executives to create significant wealth for the company and its stockholders on a long-term basis.

When establishing the compensation for our named executive officers for 2009, the Compensation Committee gave significant weight to the company’s relatively strong operating performance in light of significant industry and regulatory challenges, the company’s improvement in strategic positioning and continued relatively strong clinical performance. Among the company’s achievements were increased operating income performance, growth in operating cash flow and growth in earnings per share as compared to 2008. In addition, the company’s clinical outcomes were again among the best or were the best in virtually every category compared to national averages and the company continued to advance its clinical initiatives. The Compensation Committee balanced its evaluation of the company’s performance in 2009 by also taking into consideration the potential impact on the company and our industry of healthcare reform and other significant healthcare regulatory changes, including changes to government reimbursement policies. As a result, the Compensation Committee further emphasized variable performance-based compensation over increases to fixed base compensation. When establishing 2009 compensation for our named executive officers, the Compensation Committee considered these and other factors in the context of individual named executive officer performance.

Objectives of Our Executive Compensation Programs

Our stated mission is to be the provider, partner and employer of choice. We design our compensation programs for executive officers to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and to uphold our mission and values. To this end, our compensation programs emphasize variable compensation over fixed compensation. Ultimately, our objective is to employ and retain executives who are able to achieve clinical and operational success, which is in the best interests of our patients, our physicians, our teammates and our stockholders. The following fundamental principles guide the design and implementation of our compensation programs during 2009 for our chief executive officer, our chief financial officer and our three most highly compensated executive officers other than our chief executive officer and chief financial officer (each, a “named executive officer”).

Our compensation programs should enable us to attract and retain outstanding executives. We believe it is in the best interests of our stockholders to attract and retain talented leaders. In order to attract and retain executives who are not only outstanding leaders but who also embody our mission and values, we strive to provide compensation that is reasonable and in the best interests of our stockholders but also sufficient to achieve our recruitment and retention objectives. When recruiting new executives, the Compensation Committee and our chief executive officer evaluate the comparative compensation of executives within the company with similar levels of responsibility, the prior experience of the executive and expected contributions to company performance. Thereafter, each executive’s compensation is reviewed annually by the Compensation Committee and chief executive officer, and considered for adjustment based on performance and other factors.

Compensation should relate to the overall performance of the company as well as to matters over which the named executive officer has direct influence. When determining compensation for our named executive officers, we attempt to relate compensation to the overall performance of the company as well as to aspects of company performance over which the named executive officer has direct influence. The areas of performance taken into account include clinical, financial and non-financial matters. We believe that our executive officers have the ability to significantly influence overall company policies and objectives and should be accountable for the overall performance of the company. We also hold named executive officers accountable for aspects of company performance over which they have direct influence to reward outstanding individual performance and contribution to the company’s performance. We achieve this objective by delivering a significant portion of total compensation through variable compensation determined based on company and individual performance rather than relying on fixed compensation.

A significant portion of executive compensation should be delivered in the form of stock-based awards. We believe that equity awards can serve to align the interests of our executives with the long-term interests of our stockholders by providing an opportunity to benefit from the appreciation of our stock price and by providing for vesting over a period of time. A primary objective of our executive compensation programs is to provide a significant portion of compensation in the form of stock-based awards. Stock-based compensation creates an incentive for the named executive officer to contribute to the overall success of the company and to take actions that result in the creation of long-term stockholder value.

Implementation of Our Executive Compensation Programs

We compensate our named executive officers through a mix of base salary, cash bonuses and stock-based compensation. We design our compensation programs to permit individuals that have performed well in creating significant long-term value for the company and its stockholders to share in the value generated. We believe that this will further incentivize our high performing executives to remain with the company long term. Compensation for our named executive officers is determined based on our assessment of overall individual and company performance. We do not use a formulaic approach when awarding compensation, rather, we believe that maintaining flexibility in our compensation programs is the most effective way to attract and retain outstanding executives and to incentivize those individuals to achieve high levels of individual performance as well as overall company performance.

When evaluating performance, we base compensation decisions on a subjective assessment of company and individual performance over the year, taking individual accomplishments into consideration in light of the totality of circumstances together with individual potential to contribute to the company’s future growth. We believe that all of our named executive officers have the ability to influence overall company policies and performance and, accordingly, should be accountable for company-wide performance as well as the areas over which they have direct influence. The differences in total annual compensation levels among the named executive officers are based on their individual roles and responsibilities within the company and their relative individual performance. The Compensation Committee uses its judgment in awarding compensation to our named executive officers in accordance with the overall objectives of the company’s compensation programs.

The Compensation Committee takes into consideration a number of factors when determining the elements and amounts of compensation awarded to our named executive officers, including individual performance, overall financial and non-financial performance of the company for the fiscal year, individual skill sets and experience relative to industry peers, readiness for promotion to a higher level, past and expected future performance, the importance and difficulty of achieving future company and individual objectives, the value of each executive’s outstanding equity awards, aggregate historical compensation, levels of responsibility and performance relative to other executives within the company, importance to the company and difficulty of replacement. The Compensation Committee also gives significant weight to our clinical performance and quality of patient care. Accordingly, performance in these areas, including company-wide patient clinical outcomes and improvements in quality of patient care, and each named executive officer’s contributions in those areas, can have a significant impact on named executive officer compensation.

The company-wide factors taken into consideration by the Compensation Committee may include one or more of the following:

•

overall revenue growth, which includes increases in our dialysis revenue per treatment and in our treatment volume, market share increases, improvements in cost per treatment, operating income growth, operating margin growth, increases in earnings per share and improvement in the company’s debt to equity ratio,

•	healthcare regulatory compliance initiatives,

•	improved strategic positioning,

•	improved organization capability,

•	patient growth,

•	relationships with private payors,

•	relationships with medical directors,

•	selection and implementation of improved financial, operating and clinical information systems,

•	management performance in attracting and retaining high-performing teammates throughout our organization and succession planning,

•	implementation of successful public policy efforts,

•	good corporate citizenship, and

•	advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

The Compensation Committee considers the foregoing items subjectively. There is no formal weighting of the individual elements considered and no particular elements are required to be considered with respect to a given individual or in any particular year.

When determining annual compensation for our named executive officers, other than for our chief executive officer, the Compensation Committee works closely with our chief executive officer to review each individual’s performance for the year and determine his or her compensation. Shortly following the end of each year, our chief executive officer provides his assessment of each named executive officer’s performance during the year based on his personal experience with the individual, the named executive officer’s achievement of success in areas determined to be significant to the company, and any changes in responsibility levels. The Compensation Committee also considers performance discussions that have taken place at the Board of Directors and Compensation Committee level regarding the named executive officers, retention objectives and the future growth potential of the individual executive. Our chief executive officer recommends to the Compensation Committee the amounts of cash and stock-based compensation for each of the named executive officers. The Compensation Committee considers the recommendations made by the chief executive officer regarding the other named executive officers but retains the discretion to deviate from the recommendations provided. Neither the chief executive officer nor other members of management provide a recommendation to the Compensation Committee with regard to the chief executive officer’s compensation.

The Compensation Committee evaluates our chief executive officer’s performance at the same time as it sets the compensation of the other named executive officers. When evaluating the performance of our chief executive officer and making decisions about his compensation, the Compensation Committee considers overall company performance as part of the assessment of our chief executive officer’s performance but does not rely on the achievement of specific objectives to determine his compensation. The Compensation Committee also considers a self-assessment prepared by our chief executive officer. As part of this self-assessment, our chief executive officer reviews with the Compensation Committee the overall annual management objectives of the company and his participation in the attainment or level of responsibility for the shortfall of such objectives. Approximately every other year, the Compensation Committee engages an outside consultant to conduct an analysis of our chief executive officer’s performance as a manager during the year. The most recent assessment took place in 2009. This evaluation involves a rigorous assessment of our chief executive officer’s performance by members of the senior management team. The results of this assessment are reviewed by the Board of Directors and the Compensation Committee in the year in which he is assessed and is one of the many factors considered when making compensation decisions. The compensation package for our chief executive officer is approved by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

Market Analysis. In 2010, Compensia, a national compensation consulting firm engaged by the Compensation Committee, provided the Compensation Committee with an analysis of comparative market data on the cash, stock-based compensation and total compensation for senior executives at a group of comparable companies within our industry. In 2010, in addition to published executive compensation survey data, the Compensation Committee reviewed the compensation practices of the following companies: Community Health Systems, Inc., Express Scripts, Inc., Health Management Associates, Inc., HealthSouth Corporation, Kindred Healthcare, Inc., Laboratory Corporation of America Holdings, Lincare Holdings Inc., Magellan Health Services, Inc., Medco Health Solutions, Inc., MEDNAX Services, Inc., Omnicare, Inc., Quest Diagnostics Incorporated, Universal Health Services, Inc. and WebMD Health Corp. Apria Healthcare Group Inc. was in our peer group in 2009, but was acquired in 2008 and is no longer a public reporting company. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to the company and may not provide such services without the approval of the chair of the Compensation Committee.

In 2010, the Compensation Committee considered Compensia’s analysis of the compensation of executives serving in similar positions at our comparable companies to obtain a general understanding of current compensation practices in our industry. The analysis provided by Compensia was used to provide context for the compensation decisions made in 2010 for 2009 performance, but the Compensation Committee’s decisions were not directly related to or otherwise based upon the comparative data. Instead, the Compensation Committee used this comparative data as one of many factors considered to set the compensation for our named executive officers. The Compensation Committee also used the analysis as a tool to assess how well the company is implementing its core compensation objective of awarding compensation weighted heavily in favor of variable compensation tied to performance. The emphasis on stock-based awards as compared to cash compensation was reflected in the results of Compensia’s analysis which showed that the percentage of overall average equity awards as compared to overall average cash awards for our named executive officers in 2009 was higher than the average for comparable companies.

Elements of Our Compensation Programs

Our compensation programs are comprised of the following elements:

Stock-based Compensation. While we emphasize stock-based compensation, we do not designate a target percentage of total compensation as stock-based. We instead maintain flexibility to use judgment to respond to changes in named executive officer and company performance and related objectives. The emphasis on stock-based compensation creates a commonality of interest between our named executive officers and our stockholders. Grants of stock-based awards also serve as an important tool for attracting and retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. To vest in stock-based awards and earn the full benefit of the award the named executive officers must remain employed for a multi-year period, typically over four years, which reinforces a culture in which the company’s long-term success takes precedence over volatile and unsustainable short-term results.

Stock-based awards to our named executive officers are made pursuant to our Equity Compensation Plan. The Equity Compensation Plan permits the issuance of stock options, SARs, restricted stock units, and other forms of stock-based awards. The majority of our stock-based awards to named executive officers are in the form of SSARs, which only derive value if the market value of our common stock increases. Each year, the Compensation Committee recommends to the full Board of Directors an aggregate equity award pool that will be available for grants to all eligible recipients of stock-based awards. The Compensation Committee may also recommend the establishment of special purpose share budgets for proposed interim grants. After considering such recommendations, the Board of Directors approves a budget and delegates authority to the Compensation Committee to make awards to our executive officers and other teammates, and to the chair of the Compensation Committee to make grants to non-executive officer teammates within the authorized budget.

The stock-based awards that are granted to our named executive officers are generally made annually (typically in the first half of the year). Discretionary interim awards to our named executive officers may be made during the year to address special circumstances, such as retention concerns, promotions and special performance recognition awards, and new hire awards. The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. The timing of the interim grants depends upon individual circumstances. We do not have any program, plan or practice to time interim awards in coordination with the release of material non-public information; however, it is possible that awards may be granted at times when the company is in possession of material non-public information. Under the terms of the Equity Compensation Plan, awards are granted with an exercise or base price not less than the closing price of our common stock on the date of grant.

The Compensation Committee reviews with our chief executive officer the annual grant recommendations for our named executive officers and other teammates in advance of the grant date. Based on these discussions, our chief executive officer provides final grant recommendations to the Compensation Committee for approval within approximately 30 days after the initial meeting with the Compensation Committee. The grant date is the date of approval of the awards by our Compensation Committee or the Board of Directors. Interim discretionary grants are recommended by our chief executive officer and management and reviewed by the Compensation Committee as a part of mid-year performance evaluations, special projects participation and other factors. The Board of Directors has delegated the authority to our chief executive officer, chief operating officer and chief financial officer to grant a limited number of stock-based awards to teammates, other than our named executive officers, between meetings of the Board of Directors in accordance with guidelines established by the Compensation Committee. All interim awards have a grant date of the date of approval by the Compensation Committee or the Board of Directors or pursuant to delegated authority, as applicable.

Stock Options, Stock Appreciation Rights and Restricted Stock Units. Since July 2006, we have primarily issued SSARs in lieu of stock options. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued. Stock options and SSARs are granted with an exercise or base price not less than the closing price of our common stock on the date of grant and vest based on the passage of time. Awards of SSARs and stock options have generally vested 25% after 12 months from the date of grant, 8.33% at the 20th month and 8.33% every four months thereafter until fully vested. In 2010, SSAR standard vesting was modified to 25% after 12 months from the date of grant, then 6.25% every three months thereafter until fully vested, although alternative vesting schedules may be designated with reference to retention concerns, the future timing of value expected to vest from prior awards and other factors. The standard vesting for SSARs was modified to simplify the vesting schedule and to provide for a twelve-month period to exercise the fully vested award before expiration. We also award restricted stock units, or RSUs, to our named executive officers as part of our compensation program. We award restricted stock units because full value share awards can more closely align the interests of executives with stockholder interests by providing better parity between total stockholder returns and the executive’s gains or losses on the awards than is achievable with stock options or SSARs. In 2010, the

Compensation Committee decided to increase the use of RSUs and permitted the named executive officers to elect between one-third and two-thirds of their allocated equity units in the form of RSUs. The Compensation Committee increased the use of RSUs in 2010 to ensure that our named executive officers retain some durable equity value in light of the potential impact on the company and our industry of healthcare reform and other significant healthcare regulatory changes, including changes to government reimbursement policies. Restricted stock units granted under the Equity Compensation Plan vest with the passage of time over a period of three years or more, generally at a rate of 33.33% after 36 months from the date of grant and 11.11% every four months thereafter until fully vested. In 2010, RSU standard vesting was modified to vest over a period of four years generally at a rate of 25% per year for insiders, although the Compensation Committee may approve alternative vesting schedules based on performance, timing of vesting of individual outstanding grants and other retention related factors. The standard vesting for RSUs was modified to simplify the vesting schedule and to create fewer forced taxation events. We currently do not award other forms of stock-based awards to teammates.

Management Share Ownership Policy. We have a share ownership policy that applies to all full-time members of our management team at the vice president level and above and any part-time vice presidents who continue to receive stock-based awards under our equity compensation programs. The management share ownership policy is similar to our share ownership policy that applies to all non-management members of the Board of Directors as described on page 13 of this proxy statement. The purpose of the policy is to ensure that our executive officers and other members of our senior management team accumulate a meaningful ownership stake in the company over time by retaining a specified financial interest in our common stock. Both shares owned directly and shares underlying vested but unexercised stock options, SSARs and restricted stock units are included in the determination of whether the share ownership guidelines are met. The total net realizable share value retained must have a current market value of not less than the lower of 25% of the total equity award value in excess of $100,000 realized to date by the executive (since promotion to VP); or a specific multiple of the executive’s base salary. The salary multiple requirement is 5.0 for Mr. Thiry, 3.0 for Mr. Kogod, Mr. Rodriguez and Mr. Usilton, and 2.0 for Mr. Whitney.

Cash Compensation. Cash compensation is paid to our named executive officers in the form of salary and discretionary performance bonuses or in the case of certain executive officers designated by the Compensation Committee, under our performance-based Executive Incentive Plan.

Base Salary. Base salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Base salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives with reference to comparative pay within the company for executives with similar levels of responsibility, prior experience of the executive and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Discretionary Performance Bonus. Our named executive officers are eligible for an annual discretionary cash performance bonus or, for certain executives, a performance bonus under our Executive Incentive Plan. We believe that cash bonuses based on performance provide an incentive to consistently excel on an individual level as well as to contribute to the overall success of the company. Our chief executive officer recommends to the Compensation Committee the performance bonus amount for our named executive officers, and the final performance bonus amounts are reviewed by the Compensation Committee and sometimes adjusted in consultation with our chief executive officer, prior to approval by the Compensation Committee. The Compensation Committee determines the performance bonus amount for our chief executive officer without recommendations from management.

From time to time, we also make bonus opportunities available to our named executive officers for highly difficult and significant value-added achievements. For certain bonuses, our chief executive officer identifies eligible participants for these bonuses and prospectively establishes one or more measurable performance goals in consultation with the Compensation Committee or the Chair of the Compensation Committee and with input from the participating named executive officer. For certain other bonuses, our chief executive officer identifies individuals who have demonstrated performance above and beyond their normal duties resulting in a significant achievement. Our chief executive officer uses his discretion when determining the amount of the award, taking into consideration the significance of the accomplishment, the individual’s current and prior compensation and other factors. At the end of 2009, the company awarded discretionary cash bonuses to a broad group of teammates across the company, including our named executive officers. See “2009 Summary Compensation Table” beginning on page 43 of this proxy statement for more information.

Executive Incentive Plan. We also maintain an Executive Incentive Plan, in which our chief executive officer and other executives selected by the Compensation Committee may participate. The Executive Incentive Plan is structured to satisfy the requirements of Section 162(m) of the Internal Revenue Code as described below, and individuals expected to receive compensation in excess of certain levels specified by Section 162(m) are selected to participate. Awards under the plan are payable in cash or in restricted stock units up to an annual maximum of $10 million per executive. When identifying potential participants for the plan, the Compensation Committee considers the projected total compensation for the eligible executive and the likelihood that such compensation will exceed $1 million for any one calendar year. The Compensation Committee has historically established an operating income target as the performance measure for participants in the Executive Incentive Plan. The Compensation Committee uses operating income as the relevant performance measure because it believes that operating income provides the best measurement of our operating results, is a key measure of the financial strength and stability of our company, and can also be consistently measured by us and our stockholders against the operating results of other companies in our industry. From time to time, the Compensation Committee may establish different performance measures for individual participants in the Executive Incentive Plan.

For 2009, the Compensation Committee established a calendar year operating income target of not less than $724 million as the performance goal and identified Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton as eligible participants in the Executive Incentive Plan. The Compensation Committee considered the company’s estimates of 2009 budgeted operating income, as approved by the Board of Directors, when this target was established and attempted to establish a performance target at a level that would merit payment of a performance bonus under the Executive Incentive Plan. The Compensation Committee established a maximum award amount of up to $10 million for Mr. Thiry and Mr. Kogod and a maximum award amount of up to $5 million for Mr. Rodriguez and Mr. Usilton to provide the Compensation Committee with the ability to apply only negative discretion in determining incentive compensation, as required for compliance with Internal Revenue Code section 162(m). The Compensation Committee did not establish a target award amount for Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton. In 2009, the Compensation Committee established an award under the Executive Incentive Plan for Mr. Usilton based on his accomplishment of performance goals for 2009 relating to the successful negotiation of a commercial payor contract and successful physician group recruitment. With respect to such award, no target award amount was established. See “Section 162(m)” below.

The company achieved operating income of $882 million, net of $58 million of pre-tax income attributable to non-controlling interests for 2009, which exceeded the target goal. Accordingly, the Compensation Committee awarded 2009 performance bonuses to Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton under the Executive Incentive Plan. When determining the award amounts, the Compensation Committee considered the achievement of the target goal, as well as overall company and individual performance as described below. The award of amounts below the maximum amount was not a negative reflection on the performance of the eligible participants. If the Compensation Committee were to have both negative and positive discretion over the bonus amounts, such amounts would not qualify for the Section 162(m) tax deduction. In addition, Mr. Usilton received $50,000 under the Executive Incentive Plan based on his accomplishment of performance goals for 2009 relating to the successful negotiation of a commercial payor contract and successful physician group recruitment.

Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to our chief executive officer or any of the other three most highly compensated executive officers at the end of our fiscal year will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m), such as the exception for performance-based compensation. As currently constituted, Section 162(m) does not apply to our chief financial officer solely by reason of his serving the company in that capacity. We attempt to structure our compensation programs such that compensation paid will be tax deductible by our company whenever possible. However, the deductibility of some types of payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control can also affect the deductibility of compensation. Our Executive Incentive Plan described above is intended to satisfy the requirements of Section 162(m).

Personal Benefits and Perquisites. As described above, our compensation programs for named executive officers emphasize compensation based on performance and compensation which serves to align our named executive officers’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the company should provide few perquisites to named executive officers. The perquisites and personal benefits that we do provide support important attraction and retention objectives. We also consider the extent to which the perquisite or personal benefit provided serves to enhance the performance of our named executive officers in light of the demands on these individuals’ time. The perquisites and personal benefits available to our named executive officers are reviewed annually by the Compensation Committee.

The Compensation Committee has authorized the personal use of a fractionally-owned or chartered corporate aircraft by some of our named executive officers. One of the Compensation Committee’s objectives is to ensure that our named executive officers are afforded adequate flexibility to allow for sufficient personal time in light of the significant demands of the company. The Compensation Committee believes that access to an aircraft for personal travel enables our named executive officers to maximize their work hours, particularly in light of their demanding business travel schedules. The Compensation Committee and our chief executive officer allocate a fixed number of hours for use by identified named executive officers and consider the allocated amount as part of the named executive officer’s total compensation. The Compensation Committee and our chief executive officer use their discretion when determining the number of allocated hours and displace other forms of compensation that otherwise would have been awarded to the named executive officer.

Our chief executive officer is authorized by the Compensation Committee to use a fractionally-owned or chartered corporate aircraft for business purposes, for long-distance commuting and for a fixed number of hours per year for personal use instead of additional cash compensation that would have otherwise been paid. Until November 2009, Mr. Thiry lived in Northern California and frequently worked from Northern California when he was not otherwise traveling. The Compensation Committee and the Board of Directors determined that it was in the best interests of the company and its stockholders that Mr. Thiry travel to the company’s offices in El Segundo, California (which was also the corporate headquarters until November 2009) frequently and as needed and provided the use of a fractionally-owned or chartered corporate aircraft for this purpose. When Mr. Thiry traveled to our El Segundo, California offices for business purposes from his residence in Northern California, we treated these trips as long-distance commuting. These trips were required for business purposes, but our treatment of these trips as long-distance commuting requires that they be characterized as personal use and that Mr. Thiry be taxed on the value of these trips, which is included in Mr. Thiry’s personal income in accordance with applicable tax regulations. In November 2009, our corporate headquarters were moved to Denver, Colorado and in November 2009, Mr. Thiry also moved his residence to Colorado. Separately, as part of his aggregate compensation package, the Compensation Committee approves a fixed number of hours for personal use each year and unused hours from the prior year are available for use the following year. When determining the number of hours of personal use of aircraft to award, the Compensation Committee takes into consideration Mr. Thiry’s overall compensation package. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate us directly, although historically he has not exceeded the hours authorized for personal use. The Compensation Committee reviews all business and personal use of the aircraft annually, including detailed passenger logs with special attention to mixed business and personal use and required reimbursements to the company.

Until September 2009, we made available to our named executive officers and approximately 2,000 teammates at the manager level and above, use of a corporate residential property which was rented by the company and located in close proximity to our offices in El Segundo, California. This property was generally available to teammates for business travel purposes, as temporary housing during an executive relocation and for other personal use as approved by the company. When Mr. Thiry traveled to our El Segundo, California offices for business purposes, he had access to the use of the corporate residential rental property. As with the aircraft, when Mr. Thiry used the corporate residential rental property for business purposes, we treated his use as a commuting expense and therefore characterized it as personal use. Mr. Thiry is taxed on the value of this benefit, which is included in Mr. Thiry’s personal income in accordance with applicable tax regulations. All teammates, including our named executive officers, using the corporate residential rental property for personal use are required to reimburse the company a fixed amount to cover incremental expense to the company.

Deferred Compensation Programs. Our deferred compensation programs permit certain teammates, including our named executive officers, to defer compensation at the election of the participant or at the election of the company. We maintain a Voluntary Deferral Plan which allows certain teammates, including our named executive officers, to defer a percentage of their base salary, cash bonus and other compensation as identified by the company. We also maintain a Deferred Bonus Plan which permits us to award deferred compensation that vests over time and serves as a retention tool for our named executive officers by providing an incentive for them to remain with the company to receive such awards. We do not utilize deferred compensation as a significant component of compensation. See “2009 Nonqualified Deferred Compensation” beginning on page 50 of this proxy statement for a discussion of the deferred compensation benefits provided to our named executive officers.

Pension Plans. We do not maintain a defined benefit pension plan for any of our teammates, including our named executive officers. We believe that the significant stock-based awards provided to our named executive officers have the potential to provide cash compensation that is comparable to amounts that could otherwise be awarded under a pension plan. We also believe that equity compensation tied to the performance of the company’s stock provides a greater performance incentive for our named executive officers than we would otherwise achieve through pension plan benefits while still serving as an effective retention incentive.

Severance and Change of Control Arrangements. We have entered into employment agreements with each of our named executive officers. These agreements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain named executive officers, the departure of the named executive officer following a change of control of our company. Each agreement is individually negotiated and the terms vary. When entering into employment agreements with our named executive officers, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the named executive officer while still providing post-termination compensation that is reasonable and in the best interests of the company and our stockholders. We have also adopted the DaVita Inc. Severance Plan (the “DaVita Severance Plan”), which provides for severance benefits for our vice presidents and director-level teammates in the event of termination in certain circumstances. See “Potential Payments Upon Termination or Change of Control” beginning on page 52 of this proxy statement for a description of the severance and change of control arrangements set forth in our employment agreements with the named executive officers and the DaVita Severance Plan.

In addition, our stock-based award agreements provide for accelerated vesting of stock-based awards in certain circumstances following a change of control of the company or in the case of a resignation for “good reason.” The terms of individual agreements vary but under our current stock-based award agreements accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or the grantee’s employment is terminated within the twenty-four-month period following a change of control or if the executive resigns for “good reason” as provided in his or her applicable employment agreement. For stock-based award agreements entered into prior to October 2006, accelerated vesting of stock-based awards is triggered when a change of control event occurs, even if there is no subsequent termination or resignation. Our stock-based award agreements further provide that a change of control shall not be deemed to have occurred if the person acting as chief executive officer for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the acquiring entity and remains in such position for at least one year following the transaction and a majority of the acquiror’s board of directors immediately after such transaction consists of persons who were directors of the company immediately prior to such transaction. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our named executive officers prior to or following a change of control. See “Potential Payments Upon Termination or Change of Control” beginning on page 52 of this proxy statement for more information regarding accelerated vesting under our stock-based award agreements.

Compensation for Named Executive Officers for 2009

Chief Executive Officer. In determining the 2009 compensation for our chief executive officer, the Compensation Committee considered the company’s overall financial and non-financial performance and assessed Mr. Thiry’s role in the company’s performance as well as his individual performance against his 2009 objectives.

The Compensation Committee determined that Mr. Thiry’s effectiveness was reflected in the company’s improvement in strategic positioning and relatively strong operating and clinical performance in 2009. The Compensation Committee considered, among other things, the company’s increased operating income performance, growth in operating cash flow and earnings per share as compared to 2008. The Compensation Committee also considered the company’s clinical outcomes which were again among the best or were the best in virtually every category compared to national averages and the company’s continued advancement in its clinical initiatives. The Compensation Committee also considered Mr. Thiry’s accomplishments in several non-financial areas that it determined provided increased value to the company in 2009 and which are important to our continued success, including his:

•	succession planning efforts and his successful development of key members of senior management,

•	significant improvement in organizational capabilities over past years,

•	successful progress with respect to significant clinical initiatives,

•	involvement in company leadership in public policy efforts that promote the interests of the company and the dialysis industry as a whole,

•	advancement of strategic business initiatives, and

•	successful working relationship with the Board of Directors, Board recruiting efforts and focus on Board diversity.

The Compensation Committee and the independent members of the Board of Directors determined that Mr. Thiry had exhibited strong performance in 2009, but in response to the potential impact on the company and the industry of healthcare regulatory changes, the Compensation Committee decided to emphasize variable performance-based compensation over fixed compensation. Mr. Thiry was awarded the following compensation:

•	The Compensation Committee elected not to increase his 2009 base salary of $1,050,000 for 2010, consistent with its decision to limit increases to fixed compensation amounts in 2010.

•

The Compensation Committee awarded him a cash bonus in the amount of $2,500,000 under the Executive Incentive Plan reflecting the Compensation Committee’s decision to reward performance in the form of variable compensation.

•	In 2010, Mr. Thiry was granted 300,000 SSARs and 75,000 RSUs for 2009 performance. In 2009, Mr. Thiry was awarded 650,000 SSARs for 2008 performance.

The Compensation Committee did not increase the fixed number of hours of personal use of a fractionally-owned or chartered corporate aircraft allocated to Mr. Thiry for 2009, which remained at 50 hours. For 2010, the Compensation Committee elected not to increase the number of fixed hours of use of the aircraft available to Mr. Thiry, which remains at 50 hours. When establishing the number of hours to award for the year, the Compensation Committee considered the overall travel burdens required by his position and the relationship between business and non-business travel for Mr. Thiry for the year, as well as his overall compensation package. The Compensation Committee also awarded Mr. Thiry a relocation bonus in the amount of $200,000 per year for three years (2010, 2011 and 2012) to support Mr. Thiry’s transition to Denver, Colorado.

Chief Operating Officer. Mr. Kogod became our chief operating officer on January 1, 2009. Prior to that time, Mr. Kogod served as our President-West. When determining Mr. Kogod’s compensation, the Compensation Committee gave significant weight to the company’s strong operating performance under his leadership as well as his individual contributions to, among other things, the company’s clinical performance, improvements in labor productivity and his management of key business relationships. In 2009, Mr. Kogod’s salary was $650,000 and was increased to $800,000 for 2010. The Compensation Committee increased Mr. Kogod’s salary after considering his performance in 2009, the salary level of Mr. Kogod’s predecessor and with reference to the comparative market data provided by Compensia. Mr. Kogod also received a discretionary cash bonus in the amount of $250,000 at the end of 2009. Mr. Kogod’s cash bonus under the Executive Incentive Plan for 2009 performance was $950,000, further reflecting his strong leadership skills and his substantial contributions to the company’s operational and clinical performance. The amount of the award was determined with reference to the bonus levels of his predecessor as well as comparative market data. In 2010, Mr. Kogod was granted 37,500 RSUs and 150,000 SSARs for 2009 performance. In addition to the factors described above, the Compensation Committee placed significant emphasis on long-term retention objectives for Mr. Kogod, the value of Mr. Kogod’s outstanding equity awards, his overall individual performance and the Compensation Committee’s objective to create long-term incentives through significant equity grants when making this award. Mr. Kogod was awarded 350,000 SSARs in 2009 for performance in 2008.

In 2009, Mr. Kogod was awarded 10 hours of personal use of a fractionally-owned or chartered corporate aircraft for use in 2009 and in 2010 he was awarded 10 hours for use in 2010. Mr. Kogod was also awarded a relocation bonus in the amount of $118,000 per year for three years to support Mr. Kogod’s transition to Denver, Colorado commencing upon his relocation to Denver, Colorado.

Chief Financial Officer. Mr. Whitney has served as our chief financial officer on a part-time basis since March 2008. Mr. Whitney will cease to be our chief financial officer in May 2010 and, thereafter, will continue to work with the company in an executive role to assist with the management transition. The compensation awarded to Mr. Whitney reflected the Compensation Committee’s generally high level of satisfaction with his performance, including, among other things, Mr. Whitney’s significant contributions to the company’s strong operating performance, his involvement in the management of key revenue generating business relationships, his contributions to strategy development and his succession planning efforts. In 2009, Mr. Whitney’s salary was $500,000 and his salary was not increased for 2010 consistent with the Compensation Committee’s decision to limit increases to fixed compensation amounts in 2010. Mr. Whitney’s salary will be reduced in connection with his transition out of the role of Chief Financial Officer. Mr. Whitney received a discretionary cash bonus in the amount of $150,000 at the end of 2009. Mr. Whitney’s cash bonus for 2009 performance was $150,000 reflecting his performance and the ongoing transition planning. In 2010, Mr. Whitney was granted 16,750 RSUs and 33,000 SSARs for performance in 2009. Mr. Whitney was awarded 100,000 SSARs in 2009 for performance in 2008.

Additional Named Executive Officer Compensation. The Compensation Committee reviewed Mr. Usilton’s and Mr. Rodriguez’s performance and determined that they directly contributed to the company’s 2009 overall performance. When reviewing their individual performance, the Compensation Committee placed particular emphasis on operating performance in their respective areas of responsibility, their development as managers, their efforts in succession planning for their positions, their individual performance in line with the company’s mission and values, and their overall relationship with the company.

Consistent with the Compensation Committee’s decision to limit increases to fixed compensation amounts in 2010, Mr. Usilton and Mr. Rodriguez did not receive increases to their 2009 base salaries.

When awarding Mr. Usilton’s cash bonus under the Executive Incentive Plan of $550,000 for 2009 performance, the Compensation Committee considered his strong overall performance in 2009, including, among other things, strong acquisition performance, his management of key business relationships, and retention objectives. Mr. Usilton also received a discretionary cash bonus in the amount of $150,000 at the end of 2009. In recognition of Mr. Usilton’s significant value to the company and the company’s strong interest in retaining Mr. Usilton, Mr. Usilton is eligible to receive a bonus of $1,000,000 if he remains employed with the company on a full time basis through March 2012. Mr. Usilton has 6 hours of personal use of a fractionally-owned or chartered corporate aircraft available for use annually. In 2009, Mr. Usilton forfeited a number of hours allocated to him for business use in exchange for additional hours for personal use for an aggregate allocated amount in 2009 of 13 hours for personal use.

When awarding Mr. Rodriguez’s cash bonus under the Executive Incentive Plan of $520,000 for 2009 performance, the Compensation Committee considered his overall performance in 2009, his responsibility for significant business operations and the intensity of those responsibilities, his management of key revenue generating business relationships, strong leadership and leadership development, potential future contributions to the long-term development of the company and retention objectives. Mr. Rodriguez also received a discretionary cash bonus in the amount of $200,000 at the end of 2009. Mr. Rodriguez has 6 hours of personal use of a fractionally-owned or chartered corporate aircraft available for use annually.

In 2010, Mr. Usilton was granted 1,200 RSUs and 7,200 SSARs and Mr. Rodriguez was granted 10,500 RSUs and 28,000 SSARs in each case for 2009 performance. The Compensation Committee considered the value of their outstanding equity awards, retention objectives and overall individual performance in 2009 when establishing these awards. In 2009, Messrs. Usilton and Rodriguez received awards of SSARs in the amounts of 100,000 and 65,000, respectively, for 2008 performance.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)		Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensa- tion (4) ($)	All Other Compensa- tion (5) ($)	Total ($)

Kent J. Thiry	2009	$1,090,385	—	(6)	—	$7,856,160	$2,500,000	$225,597	$11,672,142
Chairman of the Board of Directors and Chief Executive Officer	2008	$1,023,076	—	(6)	—	$7,657,200	$2,000,000	$354,111	$11,034,387
	2007	$940,767	—	(6)	—	$7,980,000	$2,100,000	$260,123	$11,280,890

Dennis L. Kogod	2009	$628,855	$250,000	(7)	—	$4,230,240	$950,000	$772	$6,059,867
Chief Operating Officer	2008	$472,414	$150,000	(7)	—	$2,353,580	$750,000	$11,109	$3,737,103
Javier J. Rodriguez	2009	$571,143	$200,000	(8)	—	$776,445	$520,000	$28,632	$2,096,220
Senior Vice President	2008	$492,300	$150,000	(8)	—	$1,176,790	$250,000	$26,738	$2,095,828
	2007	$275,385	$602,500		$811,950	$4,440,242	—	$283	$6,130,360
Thomas O. Usilton, Jr.	2009	$515,380	$150,000	(9)	—	$1,208,640	$550,000	$24,116	$2,448,136
Senior Vice President	2008	$389,233	$150,000	(9)	—	$1,765,185	$250,000	$23,354	$2,577,772
	2007	$378,840	$452,500		—	$924,931	—	$3,771	$1,760,042
Richard K. Whitney	2009	$519,231	$300,000		—	$1,208,640	—	$330	$2,028,201
Chief Financial Officer	2008	$423,077	$233,750		—	$1,843,222	—	$314	$2,500,363

(1)

Bonuses are reported for the year with respect to which they were earned, regardless of when such bonuses are paid. Bonuses may be paid in cash, SSARs, stock options, restricted stock units or a combination of cash, SSARs, stock options, and restricted stock units. The cash component of a bonus is included in this column; however, the cash component of any bonus awarded under our Executive Incentive Plan is included in the “Non-Equity Incentive Plan Compensation” column. In 2007, 2008 and 2009, bonuses were paid in cash and restricted stock awards.

(2)

The amounts shown in this column reflect restricted stock unit awards and represent the aggregate grant date fair value of all such awards granted to the executive during 2009 as estimated by the company for financial reporting purposes. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)

The amounts shown in this column reflect SSARs and represent the aggregate grant date fair value of all such awards granted to the executive during 2009 as estimated by the company for financial reporting purposes. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(4)

The amounts shown in this column constitute payments made under our Executive Incentive Plan. Under our Executive Incentive Plan, awards are reported for the year with respect to which they were earned, regardless of when the award is paid. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.

(5)

Amounts included in this column are set forth by category below. The amounts disclosed, other than use of a fractionally-owned or chartered corporate aircraft and corporate residential rental property usage, are the actual costs to the company of providing these benefits. Because both a fractionally-owned or chartered corporate aircraft and the corporate residential rental property are used primarily for business purposes, we do not include in incremental cost the fixed costs that do not change based on usage. The incremental cost to us of personal use of a fractionally-owned or chartered corporate aircraft, including use for commuting, is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, depreciation, management fees, taxes and general repairs and maintenance are excluded. The incremental cost to us of personal use of the corporate residential rental property, including for commuting purposes, is calculated based on the variable cost related to the maintenance of the property, which primarily includes the cleaning costs associated with each use of the property. The value of the personal use of a fractionally-owned or chartered corporate aircraft and the corporate residential property by our named executive officers is included in their personal income in accordance with applicable tax regulations.

Name	Year	Aircraft Usage ($)		Corporate Residential Property Usage ($)	Life Insurance Premiums ($)	Medical Insurance Cost Offset ($)	Total All Other Compensation ($)
Kent J. Thiry	2009	$221,784	(a)	$2,228	*	—	$225,597
	2008	$352,770	(a)	*	*	—	$354,111
	2007	$259,481	(a)	*	*	—	$260,123

Dennis L. Kogod	2009	—		—	*	—	$772
	2008	$10,609		—	*	—	$11,109

Javier J. Rodriguez	2009	$27,972		—	*	—	$28,632
	2008	$26,396		—	*	—	$26,738
	2007	—		—	*	—	$283

Thomas O. Usilton, Jr	2009	$23,423		—	*	—	$24,116
	2008	$22,995		—	*	—	$23,354
	2007	$3,429		—	*	—	$3,771

Richard K. Whitney	2009	—		—	*	—	$330
	2008	—		—	*	—	$314

*	Amount represents less than $1,000.
(a)

Until November 2009, Mr. Thiry lived in Northern California and frequently worked from Northern California when he was not otherwise traveling. The Compensation Committee and the Board of Directors determined that it was in the best interests of the company and its stockholders that Mr. Thiry travel to the company’s executive offices in El Segundo, California (which was also the corporate headquarters until November 2009) frequently and as needed. As a result, the Compensation Committee provided the use of a fractionally-owned or chartered corporate aircraft for this purpose instead of additional cash compensation that would have otherwise been paid. When Mr. Thiry traveled to our El Segundo, California offices for business purposes, we treated these trips as long-distance commuting. These trips were required for business purposes, but our treatment of these trips as long-distance commuting requires that they be characterized as personal use and that Mr. Thiry be taxed on the value of these trips, which is included in Mr. Thiry’s personal income in accordance with applicable tax regulations. In November 2009, our corporate headquarters were moved to Denver, Colorado and in November 2009, Mr. Thiry also moved his residence to Colorado. Separately, as part of his aggregate compensation package, personal use of a fractionally-owned or chartered corporate aircraft is available to Mr. Thiry for a fixed number of hours per year as authorized by the Compensation Committee. When determining the characterization of trips that include a personal component, various factors are considered, including the primary reason for the trip, the importance and necessity of the business component and the materiality of the personal component. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate us directly. Historically, Mr. Thiry has not exceeded the hours authorized for personal use.

(6)	Mr. Thiry’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.
(7)	Mr. Kogod’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.
(8)	Mr. Rodriguez’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.
(9)	Mr. Usilton’s annual performance bonus awarded under our Executive Incentive Plan is included under the “Non-Equity Incentive Plan Compensation” column.

The following table sets forth information concerning awards made to each of the named executive officers under the company’s Executive Incentive Plan and equity compensation plans during 2009.

2009 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Target ($)	Maximum ($)
Kent J. Thiry	3/2/2009	2/25/2009	$1,050,000	$10,000,000	—	650,000	(3)	$46.26	$7,856,160

Dennis L. Kogod	3/2/2009	2/25/2009	$750,000	$10,000,000	—	350,000	(3)	$46.26	$4,230,240

Javier J. Rodriguez	3/6/2009	3/6/2009	$250,000	$5,000,000	—	65,000	(3)	$45.72	$776,445

Thomas O. Usilton, Jr.	3/2/2009	2/25/2009	$250,000	$5,000,000	—	100,000	(3)	$46.26	$1,208,640
	7/15/2009	7/15/2009	—	$650,000	—	—		—	—

Richard K. Whitney	3/2/2009	2/25/2009	—	—		100,000	(3)	$46.26	$1,208,640

(1)

The maximum amounts reported reflect the maximum potential bonus levels set by the Compensation Committee under the Executive Incentive Plan in 2009, except with respect to Mr. Usilton’s award granted on July 15, 2009, which reflects the maximum amount for an award under the Executive Incentive Plan based on his accomplishment of performance goals for 2009 relating to the successful negotiation of a commercial payor contract and successful physician group recruitment. There were no thresholds for the 2009 awards under the Executive Incentive Plan. With respect to Mr. Thiry, the target amount set forth above for the Executive Incentive Plan is Mr. Thiry’s current annual base salary, which is the target set in his employment agreement; however, an actual award may exceed that amount. With respect to Mr. Kogod, Mr. Rodriguez and Mr. Usilton, because the Compensation Committee does not set a target amount under the Executive Incentive Plan, the target amount reported for the March 2009 grant is the cash bonus amount earned by each of Mr. Kogod, Mr. Rodriguez and Mr. Usilton under the Executive Incentive Plan in 2008. With respect to the July 2009 award grant to Mr. Usilton, no target amount was established. In each case, the cash bonus amounts actually earned by Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton in 2009 are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” below for a discussion of the performance criteria under the Executive Incentive Plan.

(2)

These amounts are the aggregate grant date fair values of each award determined pursuant to FASB ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

(3)

This number represents SSARs awarded under the Equity Compensation Plan. These awards vest 25% at the 12th month from the date of grant, 8.33% at the 20th month following the grant date, and 8.33% every four months thereafter.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

On July 25, 2008, we entered into an employment agreement with Mr. Thiry which replaced his employment agreement that was entered into on October 18, 1999 (as amended on May 20, 2000, November 28, 2000 and March 20, 2005). The employment agreement provides for an initial term through July 25, 2011 and continues thereafter with no further action by either party for successive one-year terms. Mr. Thiry is eligible to receive a bonus based upon the achievement of performance goals as determined by the Compensation

Committee and the independent directors in accordance with the Compensation Committee charter. His target incentive bonus under his employment agreement is his annual base salary in effect during the beginning of the applicable fiscal year, although his actual incentive bonus may exceed that amount in a particular year, and has exceeded that amount in recent years.

We entered into an employment agreement with Mr. Kogod effective October 24, 2005. This agreement was subsequently amended effective December 12, 2008. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Kogod is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

We entered into an employment agreement with Mr. Rodriguez effective March 17, 2010. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Rodriguez is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

We entered into an employment agreement with Mr. Usilton effective August 16, 2004. This agreement was subsequently amended effective December 15, 2006 and December 12, 2008. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Usilton is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

We entered into an employment agreement with Mr. Whitney effective February 13, 2008. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Whitney is eligible to receive a discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee.

For a description of certain termination and change of control provisions included in the employment agreements for certain of our named executive officers, please see “Potential Payments Upon Termination or Change of Control” beginning on page 52 of this Proxy Statement.

Awards

During 2009, the Compensation Committee and the Board of Directors granted SSARs to our named executive officers pursuant to the Equity Compensation Plan. In connection with the annual grant of stock-based awards, the Compensation Committee approved, and, with respect to Mr. Thiry the independent directors ratified, grants of SSARs to Mr. Thiry, Mr. Kogod, Mr. Rodriguez, Mr. Usilton and Mr. Whitney, in each case with a base price equal to the closing price of our common stock on the date of grant. The grant date of the awards to Mr. Thiry, Mr. Kogod, Mr. Usilton and Mr. Whitney was March 2, 2009, the grant date of the annual broad grant to teammates. The award to Mr. Rodriguez was granted on March 6, 2009. The amount of SSARs awarded to each named executive officer and vesting schedule and terms are described in the Grants of Plan-Based Awards Table.

In early 2009, the Compensation Committee established potential bonuses for 2009 performance for Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton under the Executive Incentive Plan. The amount of the potential bonuses was tied to satisfaction of an operating income performance target established by the Compensation Committee and the potential award amount was up to $10,000,000 for Mr. Thiry and Mr. Kogod and up to $5,000,000 for Mr. Rodriguez and Mr. Usilton. The company achieved and exceeded the target operating income performance goal. The Compensation Committee considered a number of factors in determining the bonus amounts payable to Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton, including each individual’s performance in 2009 and overall company financial and non-financial performance and used its discretion when determining the final bonus amounts. In July 2009, the Compensation Committee established an award under the Executive Incentive Plan for Mr. Usilton based on his accomplishment of performance goals for 2009 relating to the successful negotiation of a commercial payor contract and successful physician group recruitment. In each case, the Executive Incentive Plan cash bonuses earned by Mr. Thiry, Mr. Kogod, Mr. Rodriguez and Mr. Usilton are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Please see “Compensation Discussion and Analysis” beginning on page 31 of this Proxy Statement for more information regarding the Executive Incentive Plan and the awards made in 2009.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each named executive officer’s total compensation as set forth in the Summary Compensation Table that we paid in the form of base salary and cash bonus. For a description of the objectives of our compensation programs and overall compensation philosophy, please see “Compensation Discussion and Analysis” beginning on page 31 of this Proxy Statement.

Name	Salary and Cash Bonus as Percentage of Total 2009 Compensation
Kent J. Thiry	31%
Dennis L. Kogod	30%
Javier J. Rodriguez	62%
Thomas O. Usilton, Jr	50%
Richard K. Whitney	40%

The following table sets forth information concerning outstanding stock options and SSARs and unvested stock awards held by each of the named executive officers at December 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)

Kent J. Thiry	7/1/2006	450,000	(2)	150,000	(2)	$49.70	7/1/2011
	3/16/2007	350,000	(2)	250,000	(2)	$52.76	3/16/2012
	3/11/2008	250,000	(2)	500,000	(2)	$43.70	3/11/2013
	3/2/2009	—		650,000	(2)	$46.26	3/2/2014

Dennis L. Kogod	10/24/2005	10,000	(2)	1,667	(2)	$48.44	10/24/2010
	12/30/2005	25,000	(3)	—		$50.64	12/30/2010
	10/11/2006	23,333	(2)	11,667	(2)	$56.38	10/11/2011
	3/14/2007	29,166	(2)	20,834	(2)	$52.12	3/14/2012
	3/14/2007	—		100,000	(4)	$52.12	3/14/2012
	2/28/2008	66,666	(2)	133,334	(2)	$50.37	2/28/2013
	3/2/2009	—		350,000	(2)	$46.26	3/2/2014

Javier J. Rodriguez	9/22/2005	24,000	(5)	—		$46.00	9/22/2010
	12/30/2005	22,000	(3)	—		$50.64	12/30/2010
	7/1/2006	150,000	(2)	50,000	(2)	$49.70	7/1/2011
	3/14/2007	22,500	(6)	37,500	(6)	$52.12	3/14/2012
	3/14/2007	—		100,000	(4)	$52.12	3/14/2012
	7/30/2007	75,000	(2)	75,000	(2)	$54.13	7/30/2012
	2/28/2008	33,333	(2)	66,667	(2)	$50.37	2/28/2013
	3/6/2009	—		65,000	(2)	$45.72	3/6/2014
	7/30/2007							15,000	(7)	$881,100

Thomas O. Usilton, Jr	9/22/2005	40,000	(5)	—		$46.00	9/22/2010
	7/1/2006	15,000	(2)	5,000	(2)	$49.70	7/1/2011
	10/11/2006	33,333	(2)	16,667	(2)	$56.38	10/11/2011
	3/14/2007	24,375	(6)	40,625	(6)	$52.12	3/14/2012
	2/28/2008	50,000	(2)	100,000	(2)	$50.37	2/28/2013
	3/2/2009	—		100,000	(2)	$46.26	3/2/2014

Richard K. Whitney	2/14/2008	70,000	(8)	—		$50.50	8/14/2011
	2/15/2008	50,000	(9)	—		$50.99	8/15/2011
	2/19/2008	30,000	(10)	—		$50.82	8/19/2011
	2/20/2008	30,000	(11)	—		$50.42	8/20/2011
	2/21/2008	6,112	(12)	13,888	(12)	$50.84	8/21/2011
	3/2/2009	—		100,000	(2)	$46.26	3/2/2014

(1)	The market value of shares or units of stock that have not vested reflects the $58.74 closing price of our stock on December 31, 2009, as reported by the NYSE.
(2)	These SSARs vest 25% at the 12th month, 8.33% at the 20th month, and 8.33% every four months thereafter from the grant date.
(3)	These options vest 50% at the 24th month, 25% at the 36th month and 25% at the 48th month from the grant date.
(4)	These SSARs vest 50% at the 36th month, 12.5% at the 45th month, and 12.5% every three months thereafter from the grant date.
(5)	These options vest 50% at the 24th month, 8.33% at the 28th month, and 8.33% every four months thereafter from the grant date.

(6)	These SSARs vest 25% at the 24th month, 12.5% at the 32nd month, and 12.5% every four months thereafter from the grant date.
(7)	These restricted stock units vest 33.34% at the 36th month and 11.11% every four months thereafter from the grant date.
(8)	These SSARs vest in full on the anniversary of the grant date.
(9)	These SSARs vest 93% at the 12th month and 7% at the 13th month from the grant date.
(10)	These SSARs vest 12% at the 13th month, 23% at the 14th, 15th, and 16th month, and 19% at the 17th month from the grant date.
(11)	These SSARs vest 5% at the 17th month, 23% at the 18th, 19th, 20th, and 21st month, and 3% at the 22nd month from the grant date.
(12)	These SSARs vest 30% at the 22nd month and 35% at the 23rd and 24th month from the grant date.

The following table sets forth information concerning the exercise of stock options and SSARs and the vesting of stock awards held by each of the named executive officers during 2009.

2009 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kent J. Thiry	1,097,444	$25,159,265	12,500	$538,125
Dennis L. Kogod	—	—	—	—
Javier J. Rodriguez	60,000	$1,113,500	—	—
Thomas O. Usilton, Jr	12,700	$293,902	5,000	$256,900
Richard K. Whitney	—	—	—	—

(1)

Value realized on exercise is determined by subtracting the exercise or base price from the closing price for our common stock on the date of exercise as reported by the NYSE or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares underlying the award.

(2)	Value realized on vesting is determined by multiplying the number of shares underlying restricted stock units by the closing price for our common stock on the date of vesting, as reported by the NYSE.

2009 Pension Benefits

The company does not have a defined benefit pension plan in which any teammate, including the named executive officers, can participate to receive payments or other benefits at, following, or in connection with retirement. See “Compensation Discussion and Analysis” beginning on page 31 of this Proxy Statement for more information regarding our compensation philosophy.

2009 Nonqualified Deferred Compensation

The following table sets forth information concerning the company’s nonqualified deferred compensation plans.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kent J. Thiry
Voluntary Deferral Plan	$772,596	(2)	—	$248,427	—	$1,218,313	(4)
Dennis L. Kogod
Executive Retirement Plan	—		—	$51,422	—	$177,383
Javier J. Rodriguez
Voluntary Deferral Plan	—		—	$91,426	—	$366,450	(5)
Thomas O. Usilton, Jr.
Deferred Bonus Plan (3)	—		—	$2,078	$(156,390)	—
Voluntary Deferral Plan	$157,871	(2)	—	$(26,164)	—	$338,464	(6)
Richard K. Whitney	—		—	—	—	—

(1)	Unless otherwise indicated, none of the earnings in this column is included in the Summary Compensation Table because they are not preferential or above market.
(2)	This amount is included in the “Salary” column for 2009 in the Summary Compensation Table.

(3)

This amount relates to a special $500,000 bonus earned by Mr. Usilton in connection with the acquisition of Gambro Healthcare, Inc., in 2005 (and reflected as income in that year in the Summary Compensation Table included in the company’s proxy statement for its 2006 annual meeting), which vested and was paid 25% on each of the first, second, third and fourth anniversary dates of the acquisition beginning on October 5, 2006.

(4)	Mr. Thiry deferred $255,769 into the Voluntary Deferral Plan that was reported in the “Salary” column for 2008 in the Summary Compensation Table.
(5)	Mr. Rodriguez deferred $338,934 into the Voluntary Deferral Plan that was reported in the “Salary” column for 2007 in the Summary Compensation Table.
(6)	Mr. Usilton deferred $245,763 and $808 into the Voluntary Deferral Plan that was reported in the “Salary” column for 2008 and 2007, respectively, in the Summary Compensation Table.

The 2009 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan. Under the Voluntary Deferral Plan, participants may defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. We do not make contributions to participants’ accounts under the Voluntary Deferral Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are generally paid out in cash at the participant’s election either in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective. Participants elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. If the participant has not elected a specified year for payout and the participant becomes disabled, dies or has a separation from service, distributions generally will be paid in a lump sum cash distribution. In the event of an unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant, provide for immediate distribution to a participant in the form of a lump sum cash payment or provide for such other payment schedule as the plan administrator deems appropriate.

The table also presents amounts earned under our Deferred Bonus Plan. Under the Deferred Bonus Plan, the company has complete discretion as to the amount of any contributions. Any contributions that are made are treated as allocated as of the last day of the plan year which is December 31. Participants generally earn a vested right to the contributions made on their behalf at a rate of 50% on each of the first and second anniversaries of the contribution date, subject to modification in the discretion of the company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. All company contributions are irrevocably funded into a rabbi trust for the benefit of the participants on whose behalf the contributions are made. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants. Distributions are paid in a lump sum distribution equal to the vested portion of the participant’s account.

The table also presents amounts deferred under our Executive Retirement Plan. The Executive Retirement Plan was assumed by the company from Gambro Healthcare, Inc. following our acquisition of Gambro Healthcare in October 2005. Amounts contributed to the plan were based on a percentage of an executive’s annual base salary and such contributions were made prior to our assumption of the plan. We did not make any contributions to the Executive Retirement Plan following our assumption of the plan and effective February 1, 2006 we amended the plan to eliminate the obligation to make further contributions under the plan. Under the plan, amounts in a participant’s deferred account vest 100% upon the earlier of: (i) two years of service following the date of contribution and (ii) the date the participant reaches the age of 60. All amounts contributed under this plan and currently in deferred accounts were contributed prior to February 1, 2006 and therefore are fully vested.

Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the company. Participants may change their investment elections daily. All contributions are irrevocably funded into a rabbi trust for the benefit of plan participants. Assets held in the trust are subject to the claims of the company’s general creditors in the event of the company’s bankruptcy or insolvency until paid to the plan participants.

Potential Payments Upon Termination or Change of Control

Severance Payments and Benefits

The following tables and summary set forth the company’s payment obligations pursuant to the terms of the employment agreements and/or the DaVita Severance Plan for each of our named executive officers, under the circumstances described below, assuming that their employment was terminated on December 31, 2009.

Kent J. Thiry (1)

Benefit	Death		Disability		Involuntary Termination without Cause (10)		Involuntary Termination without Cause (prior to age 62) (2)		Resignation for Good Reason (11)
Payment of multiple of base salary and average of last two years’ bonuses as of termination for a specified period following termination	—		—		$9,300,000	(3)	$4,650,000	(4)	$9,300,000	(3)
Bonus (5)	$2,500,000	(6)	$2,500,000	(6)	$2,500,000	(7)	$2,500,000	(7)	$2,500,000	(7)
Continued health benefits for a specified period following termination	—		—		$53,649	(8)	$53,649	(8)	$53,649	(8)
Office and secretarial assistance	—		—		$468,768	(9)	$468,768	(9)	$468,768	(9)

Total	$2,500,000		$2,500,000		$12,322,418		$7,672,418		$12,322,418

(1)	For a description of the value of stock-based awards held by Mr. Thiry that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)

Mr. Thiry will be entitled to receive the payments set forth in this column in the event that, prior to the date on which Mr. Thiry attains age 62, the Board of Directors gives Mr. Thiry written notice that the term of his employment agreement shall not be extended.

(3)

Mr. Thiry will be entitled to receive a lump-sum payment equal to the product of (x) three, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. “Prior Bonus” means the average of the annual incentive bonus earned under the Executive Incentive Plan (including any bonus earned and payable but not yet paid) for the last two fiscal years before the fiscal year in which Mr. Thiry’s employment was terminated. The amount reported in the table above reflects the product of (x) three, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2009, which was $1,050,000, and the average of Mr. Thiry’s 2008 annual incentive bonus in the amount of $2,000,000 and Mr. Thiry’s 2007 annual bonus in the amount of $2,100,000.

(4)

Mr. Thiry will be entitled to receive a lump sum payment equal to the product of (x) one and one-half, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus (as defined above). The amount reported in the table above reflects the product of (x) one and one-half, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2009, which was $1,050,000, and the average of Mr. Thiry’s 2008 annual incentive bonus in the amount of $2,000,000 and Mr. Thiry’s 2007 annual incentive bonus in the amount of $2,100,000.

(5)

Does not include any amounts payable to Mr. Thiry pursuant to our Voluntary Deferral Plan which amounts are included in the 2009 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

(6)

Mr. Thiry (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. On December 31, 2009, Mr. Thiry had fully earned his bonus for 2009, so he would receive the full amount of his annual incentive bonus as reported in the Summary Compensation Table upon termination.

(7)

Mr. Thiry will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Thiry will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the Executive Incentive Plan for the fiscal year in which the termination occurs) through and including the date of termination. On December 31, 2009, Mr. Thiry had fully earned his annual incentive bonus for 2009, so he would be entitled to receive the full amount of his annual incentive bonus as reported in the Summary Compensation Table upon termination.

(8)

Mr. Thiry will continue to receive his health benefits for the three-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Thiry for the three-year period following termination.

(9)

Mr. Thiry will be entitled to the use of an office and services of an administrative assistant for three years or until he obtains other full-time employment. The amounts above reflect the estimated costs to us of providing the office and secretarial services for three years.

(10)

Involuntary termination for “Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the executive to follow policies established by the Board of Directors or written directives of the Board of Directors that goes uncorrected for a period of 30 consecutive days after notice of such failure or refusal, and that is material and willful and has a material adverse effect on the company’s business; or (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive.

(11)

“Good Reason” means during the employment period, without the written consent of the executive, any one or more of the following (provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the company promptly after receipt of notice thereof given by the executive shall not constitute Good Reason): (i) the assignment to the executive of any duties inconsistent in any material and adverse respect with the executive’s then current duties and responsibilities; (ii) the material and adverse change in the executive’s titles or positions; (iii) reduction in the executive’s base salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the company and takes effect prior to a change in control; or (iv) any material breach by the company of the employment agreement, that is not corrected within 30 days after notice of such breach.

Dennis L. Kogod (1)

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause (5)		Resignation Following a Good Cause (6) Event Unrelated to a Change of Control (7)		Resignation Following a Good Cause (6) Event After a Change of Control (1) (7)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$650,000	(2)	$650,000	(2)	$1,300,000	(3)
Bonus	—	—	$800,000	(4)	$800,000	(4)	$800,000	(4)
Continued health benefits for a specified period following termination	—	—	—		—		—

Total	—	—	$1,450,000		$1,450,000		$2,100,000

(1)	For a description of the value of stock-based awards held by Mr. Kogod that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)	Mr. Kogod will be entitled to receive his salary for the one-year period following his termination or resignation. As of December 31, 2009, Mr. Kogod’s base salary was $650,000.
(3)	Mr. Kogod will be entitled to receive his salary for the two-year period following his resignation.
(4)	Mr. Kogod will be entitled to receive a lump-sum payment equivalent to the bonus that he had been paid in the year before the termination. Mr. Kogod’s 2008 bonus was $800,000.
(5)

Involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) pleading nolo contendre or conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the chief executive officer of the company or his designee that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; (vii) exclusion or notice of exclusion of the executive from participating in any federal health care program; or (viii) any gross or willful misconduct or gross negligence in the performance of the executive’s duties or egregious conduct that brings the company or any of its subsidiaries or affiliates into public disgrace or disrepute.

(6)

“Good Cause” means the occurrence of the following events without the executive’s express written consent: (i) the company materially diminishes the scope of the executive’s duties and responsibilities; or (ii) the company materially reduces the executive’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the executive provides notice to the company of the existence of such condition not later than 90 days after the initial existence of such condition, and the company shall have failed to remedy such condition within 30 days after receipt of such notice.

(7)

“Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 40% of the company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Mr. Thiry remains the chief executive officer of the company for at least one year after the Change of Control or becomes the chief executive officer of the surviving company with which the company merged or consolidated and remains in that position for at least one year after the Change of Control.

We entered into an employment agreement with Mr. Rodriguez on March 17, 2010; prior to that time, we did not have an employment agreement with him. Presented below is a summary of the company’s payment obligations assuming termination on December 31, 2009: (1) prior to the entry of the employment agreement with Mr. Rodriguez, and (2) giving effect to the new employment agreement.

Javier J. Rodriguez (1)

Prior to Entry into Employment Agreement

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause (4)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$550,000	(2)
Bonus (3)	—	—	—
Continued health benefits for a specified period following termination	—	—	—

Total	$—	$—	$550,000

(1)

Prior to March 17, 2010, Mr. Rodriguez was not a party to an employment agreement with the company. As a result, Mr. Rodriguez was not entitled to any severance payments or benefits, unless we granted such rights in our discretion under the DaVita Severance Plan; however, Mr. Rodriguez was entitled to accelerated vesting of certain stock-based awards upon a Change of Control. For a description of the value of stock-based awards held by Mr. Rodriguez that were subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.

(2)

Under the terms of the DaVita Severance Plan, Mr. Rodriguez was only entitled to severance payment and benefits if approved by our Senior Vice President of People Services and our Assistant General Counsel-Labor. If such approval were obtained, Mr. Rodriguez would have been entitled to continue to receive his base salary for a period of 12 months following his termination. As of December 31, 2009, Mr. Rodriguez’s base salary was $550,000. Such payment obligation would have reduced dollar-for-dollar by the amount of any compensation received by Mr. Rodriguez from another employer during the severance payment period, and Mr. Rodriguez would have been obligated to use reasonable efforts to find employment during such period.

(3)

Does not include any amounts payable to Mr. Rodriguez pursuant to our Voluntary Deferral Plan which amounts are included in the 2009 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

(4)

Under the DaVita Severance Plan “Material Cause” includes, but is not limited to, (i) failure to perform job responsibilities; (ii) violation of the company’s policies and procedures; (iii) an act of fraud or dishonesty affecting or involving the company; or (iv) a breach of a material provision of the executive’s employment or similar agreement with the company.

Giving Effect to the Employment Agreement (1)

Benefit	Death	Disability	Involuntary Termination for Other than Material Cause (6)		Resignation For Good Cause (7)		Resignation Following a Good Cause (7) Event After a Change of Control (1) (8)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	—	$825,000	(2)	$825,000	(2)	$1,100,000	(3)
Bonus (4)	—	—	$250,000	(5)	$250,000	(5)	$250,000	(5)
Continued health benefits for a specified period following termination	—	—	—		—		—

Total	—	—	$1,075,000		$1,075,000		$1,350,000

(1)	For a description of the value of stock-based awards held by Mr. Rodriguez that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)	Mr. Rodriguez will be entitled to receive his salary for the 18-month period following his termination or resignation. As of December 31, 2009, Mr. Rodriguez’s base salary was $550,000.
(3)	Mr. Rodriguez will be entitled to receive his salary for the two-year period following his resignation.
(4)

Does not include any amounts payable to Mr. Rodriguez pursuant to our Voluntary Deferral Plan which amounts are included in the 2009 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

(5)

If Mr. Rodriguez is terminated after April in a given year, he will be entitled to receive a lump-sum payment equal to the bonus paid in the year prior to the termination, pro-rated for the number of months served in the year his employment is terminated. Mr. Rodriguez’s 2008 bonus was $250,000.

(6)

Involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of the executive’s duties; (iii) repeated failure or refusal by the executive to follow lawful policies or directives reasonably established by the chief executive officer of the company or his designee that goes uncorrected for a period of 10 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement; (v) any gross or willful misconduct or gross negligence by the executive in performance of his duties; (vi) egregious conduct by the executive that brings the company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal health care program.

(7)

“Good Cause” means the occurrence of the following events without the executive’s express written consent: (i) the company materially diminishes the scope of the executive’s duties and responsibilities; or (ii) the company materially reduces the executive’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the executive provides notice to the company of the existence of such condition not later than 90 days after the initial existence of such condition, and the company shall have failed to remedy such condition within 30 days after receipt of such notice.

(8)

“Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 40% of the company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Mr. Thiry remains the chief executive officer of the company for at least one year after the Change of Control or becomes the chief executive officer or executive chair of the surviving company with which the company merged or consolidated and remains in that position for at least one year after the Change of Control.

Thomas O. Usilton, Jr. (1)

Benefit	Death	Disability		Involuntary Termination for Other than Material Cause (7)		Involuntary Termination for Other than Material Cause (7) Following a Change of Control (1) (8)		Resignation Following a Constructive Discharge (9) Following a Change of Control (1) (8)
Payment of base salary (or multiple thereof) in effect at termination for a specified period following termination	—	$500,000	(2)	$500,000	(2)	$1,000,000	(3)	$1,000,000	(3)
Bonus (4)	—	—		—		—		—
Continued health benefits for a specified period following termination	—	—		$10,902	(5)	$10,902	(5)	$10,902	(5)
Tax gross-up	—	—		—		$342,334	(6)	$342,334	(6)

Total	—	$500,000		$510,902		$1,353,236		$1,353,236

(1)	For a description of the value of stock-based awards held by Mr. Usilton that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.
(2)	Mr. Usilton will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination. As of December 31, 2009, Mr. Usilton’s base salary was $500,000.
(3)	Mr. Usilton will be entitled to receive a lump-sum payment equal to his base salary in effect as of the date of termination multiplied by 2.
(4)

Does not include any amounts payable to Mr. Usilton pursuant to our Voluntary Deferral Plan which amounts are included in the 2009 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

(5)

Mr. Usilton will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Usilton for the one-year period following termination.

(6)

Pursuant to the terms of his employment agreement effective as of August 16, 2004, as further amended, the tax gross-up amount is calculated using a 20% excise tax rate and an approximately 40% individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component.

(7)

Involuntary termination for “Material Cause” occurs if the company terminates employment for any of the following reasons: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the company; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the chief executive officer of the company or his designee that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (v) an act of unlawful discrimination, including sexual harassment; (vi) a violation of the duty of loyalty or of any fiduciary duty; or (vii) exclusion of the executive from participating in any federal health care program.

(8)

“Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 40% of the company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Mr. Thiry remains the chief executive officer of the company for at least one year after the Change of Control or becomes the chief executive officer of the surviving company with which the company merged or consolidated and remains in that position for at least one year after the Change of Control.
(9)

“Constructive Discharge” means the occurrence of any of the following events after the date of a Change of Control without the executive’s express written consent: (i) the scope of the executive’s authority, duties and responsibilities are materially diminished or are not (A) in the same general level of seniority, or (B) of the same general nature as the executive’s authority, duties, and responsibilities with the company immediately before such Change of Control; (ii) a material change in the geographic location at which the executive must perform his or her services; or (iii) a material reduction in the executive’s base compensation as in effect on the date of such Change of Control. Notwithstanding the above, the occurrence of any such condition shall not constitute Constructive Discharge unless the executive provides notice to the company of the existence of such condition not later than 90 days after the initial existence of such condition, and the company shall have failed to remedy such condition within 30 days after receipt of such notice.

Other Severance Payments and Benefits

In addition, if at any time during Mr. Usilton’s employment, Mr. Thiry is no longer the chief executive officer or the executive or nonexecutive chairman of the company, and Mr. Usilton’s employment is terminated for a reason other than death, disability or Material Cause (defined above), all of Mr. Usilton’s restricted stock units that were to vest within 11 months of his termination will automatically vest as of the date of termination.

Mr. Whitney will not receive severance payments upon any termination under his employment agreement. For a description of the value of stock-based awards held by Mr. Whitney that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.

The company’s obligation to provide continued health benefits under the circumstances set forth in the tables above is subject to earlier termination in connection with the executive accepting employment with another employer.

In the event of termination as a result of death, the estates of the named executive officers identified in the tables above will also receive the proceeds of the respective term life insurance policy for each named executive officer. The coverage amount for each named executive officer is as follows: $1,201,000 for Mr. Thiry, $585,000 for Mr. Kogod, $500,000 for Mr. Rodriguez, $525,000 for Mr. Usilton and $250,000 for Mr. Whitney.

Pursuant to the terms of his employment agreement, Mr. Thiry will be eligible to receive a “gross-up” payment to the extent that any payment or benefit received or to be received by him is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code. Pursuant to the terms of his employment agreement, in the event of termination or resignation following a change of control (as defined in his employment agreement), Mr. Usilton will be eligible to receive a “gross-up” payment to the extent that any payment or benefit received or to be received by him is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code.

To receive the severance payments and benefits described above, each named executive officer must execute the company’s standard severance and general release agreement. In addition, the employment agreements with each of our named executive officers include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the named executive officer). These employment agreements also include nonsolicitation provisions which prohibit each named executive officer from soliciting any patient or customer of the company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the company, for a period of two years following the termination of the named executive officer’s employment. However, with respect to Mr. Kogod and Mr. Whitney, the nonsolicitation provision would apply for a period of one year following termination.

Accelerated Vesting of Stock-Based Awards

For grants and awards of stock options, SSARs and/or restricted stock units made to our named executive officers before October 2006, the stock-based award agreements provide that in the event of a change of control, their options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of the effective date of such transaction.

For grants and awards of stock options, SSARs and/or restricted stock units made to our named executive officers after October 2006, the stock-based award agreements provide that in the event that either (i) in connection with a Change of Control (as defined below), the acquiring entity fails to assume, convert or replace the named executive officer’s options or awards, or (ii) the named executive officer’s employment is terminated within the twenty-four-month period following a Change of Control by the company (or the acquiring entity) other than for Cause (as defined below) or, if applicable, by the named executive officer in accordance with the termination for Good Reason provisions of the named executive officer’s employment agreement, if any, then, in any such case, the options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the named executive officer’s employment in the case of (ii).

The table below sets forth the value of the company’s obligations upon the automatic vesting of the stock-based awards of our named executive officers as described above and assumes that the triggering event took place on December 31, 2009, the last day of our most recent fiscal year.

Name	Value of Options/ SSARs (1)	Value of Stock Awards (2)	Tax Gross-Up
Kent J. Thiry (3) (4)	$18,483,000	—	—
Dennis L. Kogod	$6,328,631	—	—
Javier J. Rodriguez	$3,112,303	$881,100	—
Thomas O. Usilton, Jr.	$2,438,472	—	$825,768	(5)
Richard K. Whitney	$1,357,715	—	—

(1)

Values are based on the aggregate difference between the respective exercise or base prices and the closing sale price of our common stock on December 31, 2009, which was $58.74 per share, as reported by the NYSE.

(2)

Values are based on the aggregate number of shares underlying restricted stock units multiplied by the closing sale price of our common stock on December 31, 2009, which was $58.74 per share, as reported by the NYSE.

(3)

Pursuant to the terms of his employment agreement entered into on July 25, 2008, Mr. Thiry would be entitled to receive a “gross-up” payment to the extent any benefit received is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code. Any such tax gross-up amount would be calculated using a 20% excise tax rate and an approximately 40% individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component. Assuming a triggering event took place on December 31, 2009, there would not be any tax gross-up amount payable.

(4)

After Mr. Thiry has been employed by the company at least ten years, 50% of any unvested stock options, SARs and restricted stock units would vest upon any termination by Mr. Thiry for Good Reason. Since Mr. Thiry has been employed for ten years as of December 31, 2009, the value of such accelerated vesting is equal to 50% of the amounts set forth in the table.

(5)

Pursuant to the terms of his employment agreement effective as of August 16, 2004, as subsequently amended, Mr. Usilton would be entitled to receive a “gross-up” payment to the extent any benefit received in connection with a termination or resignation in connection with a change of control (as defined in his employment agreement) is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code. Any such tax gross-up amount would be calculated using a 20% excise tax rate and an approximately 40% individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component.

Definitions under Stock-Based Award Agreements

For purposes of the stock-based award agreements and the table above:

A “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the company (including any transaction in which the company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the company does not survive, (iii) any merger or consolidation in which the company survives, but the shares of the company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the company after such merger or consolidation, and (iv) any transaction in which more than 50% of the company’s assets are sold.

No transaction will constitute a Change of Control under the stock-based award agreements if both (x) the person acting as the chief executive officer of the company for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the entity that has acquired control of the company as a result of such transaction immediately after such transaction and remains the chief executive officer or executive chairman of the board of directors for not less than one year following the transaction and (y) a majority of the acquiring entity’s board of directors immediately after such transaction consist of persons who were directors of the company immediately prior to such transaction.

“Cause” means: (1) a material breach by the executive of those duties and responsibilities of the executive which do not differ in any material respect from the duties and responsibilities of the executive during the 90-day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the company and which is not remedied in a reasonable period of time after receipt of written notice from the company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the company; (3) the conviction of the executive of, or a plea of nolo contendere by the executive to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of company policies which results in material harm to the company.

Compensation of Directors

The following table sets forth information concerning the compensation of our non-employee directors during 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Option Awards ($) (5) (6) (7)	Total ($)
Pamela M. Arway (8)	$9,154	$35,151	$172,379	$216,683
Charles G. Berg	$24,000	$72,072	$138,781	$234,853
Willard W. Brittain, Jr.	$14,000	$59,543	$138,781	$212,324
Paul J. Diaz	$14,000	$56,530	$138,781	$209,311
Peter T. Grauer	$26,000	$158,813	$208,172	$392,985
John M. Nehra	$24,000	$143,804	$208,172	$375,976
William L. Roper, MD, MPH.	$24,000	$154,267	$208,172	$386,439
Roger J. Valine	$28,000	$86,622	$138,781	$253,403
Richard C. Vaughan (9)	$34,000	$146,829	$208,172	$389,001

(1)

Consists of the amounts described below under “Annual Retainer,” “Lead Independent Director and Committee Chair Fees,” “Meeting Fees,” and “Other Compensation; Reimbursement of Expenses.” With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

(2)

The amounts shown in this column reflect common stock awards and restricted stock unit awards. Restricted stock units vest 100% upon issuance, but receipt is automatically deferred to one year from the grant date. The amounts shown in this column represent the aggregate grant date fair value of all such awards granted to the director during 2009 as estimated by the company for financial reporting purposes. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)

With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes $10,000 in restricted stock units and 1,500 restricted stock units for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

The grant date fair value of each common stock award and restricted stock unit award granted in 2009 pursuant to FASB ASC Topic 718 is set forth below:

	Stock Awards
Name*	Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)
Charles G. Berg, Peter T. Grauer, John M. Nehra, Richard C. Vaughan	79	2/25/2009	$4,019
Roger J. Valine	158	2/25/2009	$8,037
	142	10/7/2009	$8,050
Charles G. Berg, Paul J. Diaz, Roger J. Valine, Richard C. Vaughan	160	2/26/2009	$8,008
Willard W. Brittain, Jr., John M. Nehra	210	2/26/2009	$10,511
Peter T. Grauer	240	2/26/2009	$12,012
William L. Roper, MD, MPH	330	2/26/2009	$16,517
	123	10/7/2009	$6,973
Charles G. Berg, Willard W. Brittain, Jr., Paul J. Diaz, Roger J. Valine	68	3/31/2009	$2,989
	61	6/30/2009	$3,017
Peter T. Grauer, John M. Nehra, William L. Roper, MD, MPH Richard C. Vaughan	125	3/31/2009	$5,494
Charles G. Berg, Willard W. Brittain, Jr., Paul J. Diaz, Peter T. Grauer, William L. Roper, MD, MPH, Roger J. Valine, Richard C. Vaughan	173	4/30/2009	$8,022
Peter T. Grauer, John M. Nehra, William L. Roper, MD, MPH, Richard C. Vaughan	1,500	6/15/2009	$68,760
Pamela M. Arway	23	6/30/2009	$1,138
Peter T. Grauer, John M. Nehra, William L. Roper, MD, MPH, Richard C. Vaughan	111	6/30/2009	$5,490
	97	9/30/2009	$5,494
Charles G. Berg, John M. Nehra, William L. Roper, MD, MPH, Richard C. Vaughan	81	7/15/2009	$3,980
Peter T. Grauer, Roger J. Valine	162	7/15/2009	$7,961
Pamela M. Arway, Charles G. Berg, Willard W. Brittain, Jr., Paul J. Diaz, Peter T. Grauer, John M. Nehra, William L. Roper, MD, MPH, Roger J. Valine, Richard C. Vaughan	163	7/16/2009	$8,007
	142	10/8/2009	$8,013
	133	12/4/2009	$7,997
Pamela M. Arway, Charles G. Berg, Willard W. Brittain, Jr., Paul J. Diaz, Roger J. Valine	53	9/30/2009	$3,002
Charles G. Berg, Peter T. Grauer, Richard C. Vaughan	71	10/7/2009	$4,025
Paul J. Diaz	79	10/7/2009	$4,479
Willard W. Brittain, Jr.	88	10/7/2009	$4,989
John M. Nehra	115	10/7/2009	$6,519
Pamela M. Arway, John M. Nehra, William L. Roper, MD, MPH, Richard C. Vaughan	66	12/3/2009	$3,998
Charles G. Berg, Peter T. Grauer, Roger J. Valine	132	12/3/2009	$7,997
Pamela M. Arway, Charles G. Berg, Willard W. Brittain, Jr., Paul J. Diaz	51	12/31/2009	$2,996
Peter T. Grauer, John M. Nehra, William L. Roper, MD, MPH, Roger J. Valine, Richard C. Vaughan	94	12/31/2009	$5,522

*	Directors are grouped together in a row where all elements of compensation are identical for such directors.

See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

(4)	As of December 31, 2009, each non-employee director had the following number of restricted stock unit awards outstanding:

Name	Vested Stock Awards (#)	Unvested Stock Awards (#)
Pamela M. Arway	127	—
Charles G. Berg	233	—
Willard W. Brittain, Jr.	233	—
Paul J. Diaz	233	—
Peter T. Grauer	1,927	—
John M. Nehra	1,927	—
William L. Roper, MD, MPH.	1,927	—
Roger J. Valine	276	—
Richard C. Vaughan	1,927	—

(5)

SSAR awards that vest 100% on the first anniversary of the grant date. The amounts shown in this column represent the aggregate grant date fair value of all such awards granted to the director during 2009 as estimated by the company for financial reporting purposes. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating this amount pursuant to FASB ASC Topic 718.

The grant date fair value of each SSAR award granted in 2009 pursuant to FASB ASC Topic 718 is set forth below:

Name	Number of Shares Underlying Options (#)	Grant Date	Grant Date Fair Value of Option Awards ($)
Pamela M. Arway	15,000	5/27/2009	$172,379
Charles G. Berg	12,000	6/15/2009	$138,781
Willard W. Brittain, Jr.	12,000	6/15/2009	$138,781
Paul J. Diaz	12,000	6/15/2009	$138,781
Peter T. Grauer	18,000	6/15/2009	$208,172
John M. Nehra	18,000	6/15/2009	$208,172
William L. Roper, MD, MPH	18,000	6/15/2009	$208,172
Roger J. Valine	12,000	6/15/2009	$138,781
Richard C. Vaughan	18,000	6/15/2009	$208,172

See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

(6)

With respect to Messrs. Vaughan, Nehra, Roper and Grauer, includes 6,000 SSARs for service as chair of the Audit Committee, Compensation Committee, Compliance Committee and as lead independent director, respectively.

(7)	As of December 31, 2009, each non-employee director had the following number of options and SSARs outstanding:

Name	Exercisable Options (#)	Unexercisable Options (#)	Exercise Price ($)	Expiration Date
Pamela M. Arway	—	15,000	$45.55	5/27/2014

Charles G. Berg	7,500	7,500	$53.21	3/2/2012
	2,786	—	$55.05	5/29/2012
	12,000	—	$49.78	6/9/2013
	—	12,000	$45.84	6/15/2014

Willard W. Brittain, Jr.	7,500	7,500	$53.38	3/22/2012
	2,153	—	$55.05	5/29/2012
	12,000	—	$49.78	6/9/2013
	—	12,000	$45.84	6/15/2014

Paul J. Diaz	7,500	7,500	$52.94	7/31/2012
	—	12,000	$45.84	6/15/2014

Peter T. Grauer	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	18,000	—	$49.78	6/9/2013
	—	18,000	$45.84	6/15/2014

John M. Nehra	12,000	—	$41.66	5/13/2010
	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	18,000	—	$49.78	6/9/2013
	—	18,000	$45.84	6/15/2014

William L. Roper, MD, MPH	18,000	—	$41.66	5/13/2010
	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	18,000	—	$49.78	6/9/2013
	—	18,000	$45.84	6/15/2014

Roger J. Valine	11,250	3,750	$47.99	6/27/2011
	10,639	—	$55.05	5/29/2012
	12,000	—	$49.78	6/9/2013
	—	12,000	$45.84	6/15/2014

Richard C. Vaughan	18,000	—	$51.95	5/15/2011
	18,000	—	$55.05	5/29/2012
	18,000	—	$49.78	6/9/2013
	—	18,000	$45.84	6/15/2014
(8)	Ms. Arway joined the Board of Directors on May 27, 2009.
(9)	Mr. Vaughan is not standing for re-election.

The following describes the compensation paid to our non-employee directors for service as a director during 2009 under the Non-Management Director Compensation Philosophy and Plan, referred to as the Director Compensation Plan as set forth in the table above. Directors who are our employees or officers do not receive compensation for service on the Board of Directors or any committee of the Board of Directors.

Annual Retainer

Pursuant to the Director Compensation Plan, each of our non-employee directors is entitled to receive an annual retainer of $24,000 per year, paid quarterly in arrears. The annual retainer is paid half in cash and half in restricted stock units which are 100% vested upon issuance, but under which receipt of shares is automatically deferred to one year from grant date.

Annual Equity Grant

Under the Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 12,000 shares of our common stock for total service of at least one year in such capacity on the Board of Directors, granted on, and priced as of close of the market on, the date of our annual stockholder meeting, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control (as defined above under stock-based award agreements), and expiring five years after the date of grant. This award is not available for service of less than one year. The Board of Directors is permitted to issue options in lieu of SSARs in its discretion.

Lead Independent Director and Committee Chair Fees

Under the Director Compensation Plan, the chairs of the Audit, Compensation and Compliance Committees and the lead independent director receive an additional retainer of $20,000 per year, paid quarterly in arrears. The retainer is paid half in cash and half in restricted stock units which are 100% vested upon issuance, but under which receipt of shares is automatically deferred to one year from the grant date.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director are also entitled to receive additional SSARs on a base number of 6,000 shares of our common stock for total service in such capacity of at least one year, or the pro rata equivalent for service of less than one year, granted on, and priced as of the close of the market on, the date of our annual meeting of stockholders, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control, and expiring five years after the date of the grant. Vesting of these SSARs continues so long as the non-employee director continues to serve on the Board of Directors even if he or she is no longer a committee chair or lead independent director. The Board of Directors is permitted to issue stock options in lieu of SSARs in its discretion.

Under the Director Compensation Plan, each of the chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receives additional restricted stock units of 1,500 shares, or the pro rata equivalent for services of less than one year, that are granted on the date of our annual meeting of stockholders and that vest 100% upon issuance, but under which receipt of shares is automatically deferred for one year from the grant date.

With respect to the additional retainers and equity grants to the lead independent director and the chairs of the Audit, Compensation or Compliance Committee, if the lead independent director also serves as a chair of the Audit, Compensation or Compliance Committee, the lead independent director will not be entitled to receive the additional retainers and equity grants for serving as the chair of the Audit, Compensation or Compliance Committee, in addition to the retainers and equity grants he or she is entitled to receive as the lead independent director, unless the Compensation Committee determines otherwise.

Meeting Fees

Under the Director Compensation Plan, our non-employee directors are entitled to receive $8,000 in the form of common stock for each Board of Directors meeting attended in person. For committee meetings, additional compensation of $4,000 is paid in the form of common stock for each meeting attended in person. Additional compensation of $2,000 in cash is paid for each telephonic meeting that lasts more than one hour and for telephonic meetings of the Audit Committee related to quarterly earnings releases, except that the meeting fee for each meeting attended in person is $2,500 to be paid in stock for members of the Public Policy and Clinical

Performance Committees and $4,500 to be paid in stock for the chairs of these two committees, and the meeting fee for telephonic meetings that last more than one hour is $1,500 in cash for members of these two committees and $2,500 in cash for the chairs of these two committees. Committee meeting fees are paid for all committee meetings held on the same day as regular Board of Directors meetings, other than meetings of the Nominating and Governance Committee.

New Directors

Under the Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 15,000 shares of our common stock upon appointment to the Board of Directors, priced at the closing price on the date of grant, vesting 25% per year beginning on the first anniversary of the date of grant, and expiring five years after the date of grant. The Board of Directors is permitted to issue stock options in lieu of SSARs in its discretion.

Other Compensation; Reimbursement of Expenses

Under the Director Compensation Plan, we reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or any committee thereof and other company business. In addition, we also compensate our non-employee directors on a per diem basis at a rate of $4,000 in cash per day for significant time spent outside of board or committee meetings or for meetings or activities outside the scope of normal board duties, including director training, meeting with company management or external auditors, interviewing director candidates or other activities deemed necessary by the chairman of the Board of Directors or the lead independent director. The per diem rate is paid on a pro rata basis for activities that do not require a full day of service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is currently composed of three independent, non-employee directors. The Compensation Committee oversees the company’s compensation programs on behalf of the Board of Directors. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management.

Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Proxy Statement for the company’s 2010 annual meeting of stockholders.

COMPENSATION COMMITTEE

John M. Nehra (Chairman)

Peter T. Grauer

Roger J. Valine

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2009, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the company’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve or ratify a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the company as would be available in comparable transactions with or involving unaffiliated third parties.

The company’s Related Person Transactions Policy is available on the company’s website at www.davita.com.

Charles G. Berg, one of our directors, was appointed in January 2008 as a director and the executive chairman of WellCare, as well as director or manager of various related entities. Mr. Berg received restricted stock and option grants from WellCare. The company provides dialysis services for WellCare and various of its affiliates in the ordinary course of business for which it received approximately $8,541,886 in 2009. The company anticipates receiving payments from WellCare in 2010.

Joseph Schohl, our former vice president, general counsel and secretary, is the principal of GeneralCounselWest, a provider of outside general counsel services. The company paid GeneralCounselWest total fees of $323,240 for legal and consulting services during 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG, as well as monitoring the independence, qualifications and performance of KPMG and the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an audit of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee engaged the independent registered public accounting firm to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 31, 2009 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accounting firm, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Richard C. Vaughan (Chairman)

Charles G. Berg

Roger J. Valine

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If you wish to present a proposal for action at the 2011 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than January 4, 2011 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2011 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than March 17, 2011, and no earlier than February 15, 2011.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2010 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2009 Annual Report to Stockholders accompanies this Proxy Statement. The 2009 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2009. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor Relations at the following address: Attn: Investor Relations, DaVita Inc., 1551 Wewatta Street, Denver, Colorado 80202, (888) 484-7505 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Kim M. Rivera
Vice President, General Counsel and Secretary

April 28, 2010

APPENDIX A

DaVita Inc.

2002 Equity Compensation Plan

(As Amended and Restated effective April 23, 2010,

subject to stockholder approval)

1. Purpose. The purpose of the DaVita Inc. 2002 Equity Compensation Plan (“Plan”) is to promote the interests of DaVita Inc. (“Company”) and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward Employees, directors, and independent contractors and, accordingly, to strengthen the mutuality of interests between those persons and the Company’s stockholders by providing those persons with a proprietary interest in pursuing the Company’s long-term growth and financial success. Awards under the Plan will be made in the form of the issuance of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

(a) “Board” or “Board of Directors” means the Board of Directors of DaVita Inc.

(b) “Code” means the Internal Revenue Code of 1986. Reference to any specific section of the Code shall also be deemed to be a reference to any successor provision.

(c) “Committee” means the administrative committee of this Plan that is provided for in Section 3 of this Plan.

(d) “Common Stock” means the common stock of DaVita Inc. or any security issued in substitution, exchange, or in lieu thereof.

(e) “Company” means DaVita Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term “Company” shall include its Parent and Subsidiaries, if any.

(f) “Disabled” means permanent and total disability, as defined in Code Section 22(e)(3).

(g) “Effective Date” of this Plan is April 11, 2002.

(h) “Employee” means a worker whose earnings the Company reports on a Form W-2.

(i) “Exchange Act” means the Securities Exchange Act of 1934.

(j) “Fair Market Value” of Common Stock for any day shall, except as otherwise provided below, be the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is traded or listed.

(i) If the national securities exchange is closed on such date, the “Fair Market Value” shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and ask prices are available.

(ii) “Fair Market Value” shall be determined without reference to any restriction other than one that, by its terms, will never lapse.

(iii) In the case of the settlement of a Stock Appreciation Right, “Fair Market Value” of Common Stock shall mean the last reported sale price on the most recently closed trading day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and asked prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is traded or listed.

(k) “Grants” mean awards of Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards.

(l) “Incentive Stock Option” means an option to purchase Common Stock that is intended to be an incentive stock option under Code Section 422.

(m) “Insider” means a person who is subject to Section 16 of the Exchange Act.

(n) “Non-Qualified Stock Option” means any option to purchase Common Stock that is not an Incentive Stock Option.

(o) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Other Awards” mean equity-based awards that are not Options, Restricted Stock, Stock Appreciation Rights, or Stock Issuances. However, in the event that the Other Award is the functional equivalent of Restricted Stock or Stock Issuance, (i) the special share-counting rule contained in Section 5(a)(iv) and (ii) the vesting limitations contained in Section 7(e) shall apply.

(q) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(e).

(r) “Participant” means a person who has received a Grant.

(s) “Plan” means this DaVita Inc. 2002 Equity Compensation Plan.

(t) “Predecessor Plans” mean the DaVita Inc. 1994 Equity Compensation Plan, 1995 Equity Compensation Plan, 1997 Equity Compensation Plan, and 1999 Equity Compensation Plan.

(u) “Restricted Stock” means the shares of Common Stock that are issued to a Participant, where the Participant does not immediately possess a vested right to those shares. Nevertheless, the terms of a Grant may provide for faster vesting in limited situations of retirement, death, disability, change in control, and/or grants to newly-hired Employees. Other than the right to sell or otherwise transfer the shares and such other restrictions as may be contained in the Grant, the Participant shall be treated as the owner of the Restricted Stock (e.g., for voting purposes) from the date of the issuance of the shares.

(v) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission.

(w) “Section 162(m)” means Code Section 162(m), which imposes a million dollar ($1,000,000) annual compensation deduction limitation on amounts paid to certain senior executives.

(x) “Service” means the performance of service, whether as an Employee or as an independent contractor (e.g., as a member of the Board).

(i) Nevertheless, except to the extent otherwise expressly provided to the contrary in the terms of the Grant, service performed by the Participant shall only be taken into account to the extent it is performed in the same capacity as on the date of the Grant (that is, as an Employee or as an independent contractor). In making the determination as to whether or not a Grant should provide for the continuation of Service after a change in status, the Committee shall take into account the relevant possible tax and accounting consequences.

(ii) The Committee shall prescribe such rules as it may deem necessary or appropriate regarding crediting of periods of Service while a Participant is on a leave of absence.

(y) “Severance” means, with respect to a Participant, the termination of the Participant’s Service, whether by reason of death, disability, or any other reason.

(i) For purposes of determining the exercisability of an Incentive Stock Option, a Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant’s rights to reemployment are guaranteed by statute or contract.

(ii) A Participant will not be considered to have incurred a Severance because of a transfer between the Company, Subsidiary, or Parent.

(iii) If a Participant switches from Employee to independent contractor status or vice versa, that will be treated as a Severance, except as otherwise expressly provided to the contrary in the terms of the Grant.

(iv) If a Participant switches from Employee to independent contractor status, that will result in an Option losing its status as an Incentive Stock Option after ninety (90) days has elapsed since the switch. Thereafter, the Option (if it is exercisable at all) will be treated as a Non-Qualified Stock Option.

(z) “Stock Appreciation Right” means the right to receive a payment equal to the amount by which the Fair Market Value of the Common Stock on the date on which the right is exercised (as defined in Section 2(j)(iii)) exceeds the Fair Market Value of the Common Stock on the date of Grant of the right. Stock Appreciation Rights may be settled in cash or Common Stock.

(aa) “Stock Issuance” means the direct issuance of fully vested shares to an Employee or an independent contractor (including a director) for compensation previously earned. The shares may be issued immediately or on a deferred basis. Any deferred Stock Issuance shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto).

(bb) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

(cc) “Substitute Grant” means an award issued to a person who had performed services for an entity that was acquired by the Company in substitution of a grant previously awarded to that individual or entity by the acquired entity. Any such substitution shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

(dd) “Ten Percent Stockholder” means any person who owns (after taking into account the constructive ownership rules of Code Section 424(d)) more than ten percent (10%) of the combined voting power of all classes of stock of DaVita Inc. or of any of its Parents or Subsidiaries.

3. Administration.

(a) Except as provided below, this Plan shall be administered by the Compensation Committee of the Board.

(b) If the income recognized with respect to a Grant is intended to be exempt from Section 162(m), the Committee must be composed exclusively of “Outside Directors,” as that term is defined in Section 162(m). Similarly, if a Grant to an Insider is intended to be an exempt purchase under Section 16 of the Exchange Act, then either (i) the Committee must be composed exclusively of “Non-Employee Directors,” as that term is defined in Rule 16b-3 or (ii) the grant must be made by the Board of Directors.

(c) The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan, including those relating to sub-plans established for the purpose of qualifying for preferred tax or other treatment under foreign laws. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. No member of the Committee shall incur any liability for any actions taken or inactions done in good faith.

(d) Subject to the limitations of Sections 9 and 14 of this Plan, the Committee is expressly authorized, to the extent permitted by Section 409A of the Code, to make such modifications to this Plan and to Grants made under this Plan as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants or of the Plan.

(e) The Board of Directors may, by a resolution adopted by the Board, delegate the power to issue Grants under the Plan, provided such delegation is consistent with applicable law and the requirements of any stock exchange on which the Common Stock is traded.

4. Duration of Plan.

(a) This Plan shall be effective as of the Effective Date.

(b) The Plan shall terminate on February 8, 2012, which is the tenth anniversary of the date on which the Board of Directors adopted the Plan. The preceding sentence shall not apply if the Company’s stockholders reapprove the Plan prior to the termination date. The effect of obtaining such reapproval shall be to extend the term of the Plan for another ten (10) years from the date on which such reapproval shall be obtained.

5. Number of Shares.

(a) The following rules shall govern the size of Grants under this Plan.

(i) The base maximum number of shares of Common Stock which may be issued pursuant to this Plan is twenty-six million, two hundred fifty-eight thousand, five hundred (26,258,500) shares. In addition, three million six hundred sixteen thousand, five hundred and sixty (3,616,560) shares, representing the balance remaining in the Predecessor Plans at the Effective Date were transferred to this Plan. The total number of shares available under the Plan will also be increased by the shares that subsequently become available under the Predecessor Plans as determined pursuant to this Plan.

(ii) The maximum number of shares that may be subject to Options or Stock Appreciation Rights awarded to a single Participant in any consecutive twenty-four (24) month period is two million two hundred fifty thousand (2,250,000). For this purpose, (A) shares subject to a terminated or expired Option or Stock Appreciation Right shall be considered to remain outstanding and (B) the repricing of an Option or Stock Appreciation Right shall be treated as the issuance of a new Option or Stock Appreciation Right.

(iii) The maximum number of shares that may be issued pursuant to Incentive Stock Options during the lifetime of the Plan is seven million five hundred thousand (7,500,000) shares.

(iv) To the extent that a Grant is made in the form of Restricted Stock or Stock Issuance (or an Other Award that is the functional equivalent of Restricted Stock or Stock Issuance), the remaining share reserve in the Plan shall be reduced by an amount equal to 3.0 times the number of shares subject to that Grant.

(v) To the extent that a Grant is made in the form of an Option or Stock Appreciation Right, the remaining share reserve in the Plan shall be reduced by an amount equal to 1.0 times the number of shares subject to that Grant.

The preceding numbers shall be adjusted as set forth in Section 12 of this Plan.

(b) If any shares of Common Stock subject to a Grant under the Plan or a Predecessor Plan are forfeited or expire, or if any Grant under the Plan or a Predecessor Plan is settled for cash, the shares subject to the Grant shall, to the extent of such forfeiture, expiration or cash settlement, again be available for use under the Plan, subject to Section 5(d) below. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares of Common Stock available for use under the Plan: (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a Grant, and (iii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c) Substitute Grants shall not reduce the shares available for use under the Plan or the maximum number of shares authorized for grant to a Participant under Section 5(a)(ii). Additionally, in the event that a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders of such corporation and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the corporation party to such acquisition or combination) shall, at the election of the Company, be added to the shares available for use under the Plan; provided that Grants using such available shares shall not be made after the date Grants could no longer have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or members of the Board of Directors prior to such acquisition or combination.

(d) Any shares that again become available for Grant pursuant to Section 5(b) shall be added back as (i) 1 share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or a Predecessor Plan, and (ii) as 3 shares if such shares were subject to Grants other than Options or Stock Appreciation Rights.

6. Eligibility.

(a) Persons eligible to receive Grants under this Plan shall consist of (i) Employees, (ii) members of the Board of Directors, and (iii) other persons providing Services to the Company or a Subsidiary, other than persons only providing Services in connection with a capital raising transaction. However, Incentive Stock Options may only be awarded to Employees.

(b) In the event that the Company acquires another entity, the Committee may authorize the issuance of Substitute Grants upon such terms and conditions as the Committee shall determine, which may be different from the terms contained in this Plan, taking into account the limitations of Code Section 424(a) in the case of a Substitute Grant that is intended to be an Incentive Stock Option. Any such Substitute Grant shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

(c) In the event that the Committee makes a Grant to a person who is not currently an Employee of or an independent contractor providing Services to the Company or a Subsidiary, such Grant shall not become effective until such individual commences performing Services to the Company or a Subsidiary and it must satisfy the pricing limitations set forth in Section 7 of this Plan at that time.

(d) After taking into consideration the tax, securities, and accounting consequences of doing so, the Committee may issue Non-Qualified Stock Options, Restricted Stock, Stock Issuances, Stock Appreciation Rights, and Other Awards to individuals who are performing Services (whether as Employees or as independent contractors) to entities that are related to or affiliated with the Company but that do not qualify as Parents or

Subsidiaries; provided, however, that Non-Qualified Stock Options and Stock Appreciation Rights may be granted to an individual only if Common Stock qualifies, with respect to such individual, as “service recipient stock” within the meaning set forth in Section 409A of the Code. The Committee shall prescribe such rules as it deems appropriate regarding the crediting of Service in these circumstances.

7. Form of Grants. Grants shall be awarded under this Plan in such amounts, at such times, to such persons, on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from Grant to Grant.

(a) The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option, and shall not be less than the Fair Market Value of the Common Stock on the date of Grant. However, the exercise price of an Incentive Stock Option issued to a Ten Percent Stockholder shall be no less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of the Grant. Similarly, the base price of a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of the Grant. However, the preceding three sentences shall not apply in the case of Substitute Grants issued under this Plan. Similar pricing rules shall apply in the case of Other Awards. Any Substitute Grant shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

(b) A Grant shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in its provisions. However, no Grant shall be exercisable prior to the Effective Date.

(c) Except in the case of Substitute Grants, the aggregate Fair Market Value (determined as of the date of Grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000). To the extent that a Participant’s Options exceed that limit, they will be treated as Non-Qualified Stock Options, with the first Options that were awarded to the Participant to be treated as Incentive Stock Options.

(d) Except as provided in Section 10 or in the case of Substitute Grants, the term of a Grant shall not exceed five (5) years from the date of its issuance.

(e) Except as may be determined by the Committee in the event of a change of control of the Company, or the Participant’s death, disability or retirement, notwithstanding any other provision of this Plan to the contrary, a Grant to an Employee of a Stock Issuance, Restricted Stock or an Other Award that is the functional equivalent of a Stock Issuance or Restricted Stock shall not become fully vested earlier than three years from the grant date (two years in the case of Employees who are not executives of the Company (holding the title of vice president or an equivalent title), or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year, which shall include a Stock Issuance granted in lieu of cash awards that have been earned based on a performance period of at least one year); provided, however, that notwithstanding the foregoing, Grants of a Stock Issuance, Restricted Stock or Other Awards that are the functional equivalent of a Stock Issuance or Restricted Stock (i) that do not exceed in the aggregate 5% of the shares of Stock available pursuant to Section 5(a)(i) shall not be subject to such minimum vesting provisions and (ii) the Company may Grant a Stock Issuance, Restricted Stock or Other Award that is the functional equivalent of a Stock Issuance or Restricted Stock to Employees newly hired by the Company or any of its Subsidiaries without respect to such minimum vesting provisions.

8. Exercise and Vesting of Grants.

(a) Grants that are settled in stock shall only be exercisable for whole numbers of shares.

(b) Options are exercised by payment of the full amount of the purchase price to the Company as follows:

(i) The payment shall be in cash or such other form or forms of consideration as the Committee shall deem acceptable, such as the surrender (either actually or constructively by means of attestation) of outstanding shares of Common Stock owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(ii) After giving due consideration to the consequences under Rule 16b-3 and under the Code, the Committee may also authorize the exercise of Options by the delivery to the Company (or its designated agent) of an executed written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay all or a portion of the exercise price of the Option and/or any tax withholding obligations.

For purposes of determining the amount of income that is recognized by a Participant pursuant to a “same-day sale” transaction described in Subparagraph (ii) above, the Fair Market Value of the Common Stock shall be the price at which the Common Stock was sold.

(c) Stock Appreciation Rights may be exercised by providing notice to the Company on such terms and conditions as are set forth in the Grant.

(d) Except as otherwise provided in the terms of the Grant, the Participant may exercise the Grant following his or her Severance only to the extent that the Grant could have been exercised on the date of the Severance, so that no events that occur following Severance will increase the vested portion of the Grant.

(e) The Committee may, to the extent permitted by Section 409A of the Code, provide for the acceleration of the vesting of Grants upon a change of control or similar circumstances, under such conditions as may be set forth in the terms of the Grants.

9. Modification of Grants.

(a) After due consideration to the possible tax, securities, and accounting consequences, the Committee may, to the extent permitted by Section 409A of the Code, modify an existing Grant, including by:

(i) Accelerating the right to exercise it; or

(ii) Extending or renewing it.

(b) In no event without first obtaining stockholder approval will (i) the exercise or base price of any outstanding Option or Stock Appreciation Right be reduced or repriced, including any repricing effected by issuing replacement Options or Stock Appreciation Rights for outstanding Options or Stock Appreciation Rights that have an exercise or base price greater than the Fair Market Value of the Common Stock, (ii) an Option or Stock Appreciation Right be canceled in exchange for cash or another Grant (other than in connection with Substitute Grants), or (iii) any other action be taken with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Common Stock is traded or listed.

(c) In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan solely by virtue of its (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

(d) Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

(e) Whether a modification of an existing Grant previously awarded to an Insider will be treated as a new Grant for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

10. Termination of Grants.

(a) Except to the extent provided otherwise in the terms of the Grant, each Grant shall terminate on the earliest of the following dates:

(i) The date that is one (1) year from the date of the Severance of the Participant, if the Severance occurred because of the Participant’s death or Disability.

(ii) In the case of any Severance other than one described in Subparagraph (i) above, the date that is three (3) months from the date of the Participant’s Severance.

(iii) The expiration of the term of the Grant.

(b) In no event shall an Option or Stock Appreciation Right be exercisable more than five (5) years after the date on which it was issued.

(c) The nonvested portion of the Option or Stock Appreciation Right shall terminate immediately upon Severance, and the vested portion at the time the balance of the Option or Stock Appreciation Right terminates, as determined pursuant to the above rules.

(d) The nonvested portion of a Grant of Restricted Stock or Other Awards shall terminate immediately upon Severance.

11. Non-Transferability of Grants. During the lifetime of the Participant, Grants are exercisable only by the Participant, and Grants are not assignable or transferable except by will or the laws of descent and distribution.

12. Adjustments.

(a) In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or other similar transaction), the Committee shall make such adjustments as it may deem appropriate with respect to:

(i) The number, kind, and exercise price of shares covered by each outstanding Grant; and

(ii) The maximum number and/or kind of shares that may be awarded under this Plan, including the limitations contained in Section 5(a) of this Plan.

(b) The Committee shall also make such adjustments as it may deem appropriate in the event of a spin-off or other distribution of Company assets to stockholders (other than normal cash dividends).

(c) Any adjustment of Grants shall be made in compliance with the requirements of Section 409A of the Code (to the extent applicable thereto), including without limitation, with respect to Options and Stock Appreciation Rights, the requirements of Treasury Regulation §1.409A-1(b)(5)(v)(D).

13. Notice of Disqualifying Disposition. A Participant must notify the Company within fifteen (15) days if the Participant disposes of stock acquired pursuant to the exercise of an Incentive Stock Option issued under the Plan or a Predecessor Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the disposition.

14. Amendments and Termination. Subject to the limitations of applicable law and any stock exchange on which the Common Stock is listed or traded, and the requirements of Section 9(b) and this Section, the Board may at any time amend or terminate this Plan by means of written action. Furthermore, no Participant may rely upon any statement (oral or written) that is inconsistent with the terms of the Plan or the Grant. To insure that Options can qualify as Incentive Stock Options, within twelve (12) months after the adoption of the amendment by the Board of Directors, the stockholders must approve any amendment that changes:

(a) The class of Employees who are eligible to receive Incentive Stock Options; and/or

(b) The maximum number of shares of Common Stock that may be issued as Incentive Stock Options under the Plan, except as adjusted pursuant to Section 12 of this Plan.

Notwithstanding the foregoing, the Board of Directors may not, without the approval of the Company’s stockholders, (i) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Common Stock is traded or listed, (ii) reduce the exercise price of an Option or the grant price of a Stock Appreciation Right or (iii) exchange an Option or Stock Appreciation Right for cash or another Grant.

15. Tax Withholding.

(a) The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

(b) To the extent authorized by the Committee, Participants may (i) surrender previously acquired shares of Common Stock or (ii) have shares withheld in satisfaction of the tax withholding obligations. To the extent necessary to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose shall not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules. Similarly, the shares surrendered must have been owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(c) If Common Stock is used to satisfy the Company’s tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

16. No Additional Rights.

(a) Neither the adoption of this Plan nor the awarding of any Grant shall:

(i) Affect or restrict in any way the power of the Company to undertake any corporate action; or

(ii) Confer upon any Participant the right to continue performing Service for the Company, nor shall it interfere in any way with the right of the Company to terminate the Service of any Participant at any time, with or without cause, subject to the terms of any applicable employment or consulting agreement between the Participant and the Company.

(b) No Participant shall have any rights as a stockholder with respect to any shares awarded to the Participant under this Plan until the date a certificate for such shares has been issued to the Participant.

17. Securities Law Restrictions.

(a) No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws and the requirements of any stock exchange or other securities market on which the Company’s securities may then be traded. Similarly, a Participant will not be permitted to exercise a Grant if such exercise would violate the Company’s internal policies.

(b) The Committee may require certain investment (or other) representations and undertakings by the person exercising a Grant if necessary to comply with applicable law.

(c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to those restrictions.

(d) The inability of the Company to obtain registration, qualification, or other necessary authorization, or the unavailability of an exemption from any registration or qualification obligation deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock under this Plan shall:

(i) Suspend the Company’s obligation to permit the exercise of any Grant or to issue any shares under this Plan; and

(ii) Relieve the Company of any liability in respect of the nonissuance or sale of the shares as to which the requisite authority or exemption shall not have been obtained.

18. Indemnification.

(a) To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other Employee of the Company with duties under the Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under this Plan, unless the losses are due to the individual’s gross negligence or lack of good faith.

(b) The Company will have the right to select counsel and to control the prosecution or defense of the suit.

(c) In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under the applicable rules of professional responsibility.

(d) The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

19. Application of Code Section 409A. To the extent applicable, this Plan and all Grants made hereunder are intended to be administered and interpreted in a manner that is consistent with the requirements of Section 409A of the Code. Consistent with the foregoing, if a Participant is a “specified employee”, as defined in Section 409A of the Code, as of the date of the Participant’s “separation from service”, as defined in Section 409A of the Code, then to the extent any amount payable under a Grant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of the Grant and this Plan would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed and paid on the earlier to occur of (a) the first day of the seventh month following the Participant’s separation from service or (b) the date of the Participant’s death. Notwithstanding the foregoing, no particular tax result with respect to any income recognized by a Participant in connection with a Grant is guaranteed and each Participant shall be responsible for any taxes imposed on the Participant in connection with Grants made under the Plan.

20. Governing Law. This Plan and all actions taken pursuant to it shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

DAVITA INC.

1627 COLE BOULEVARD LAKEWOOD, CO 80401 ATTN: ANGELINA ORONA

VOTE BY INTERNET: www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, June 6, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE: 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, June 6, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M24882-P94272 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DAVITA INC.

The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1.

1. Election of Directors For Against Abstain Nominees:

1a. Pamela M. Arway 0 0 0

1b. Charles G. Berg 0 0 0 The Board of Directors recommends a vote

For Against Abstain

FOR Proposal 2.

1c. Willard W. Brittain, Jr. 0 0 0 2. Approval of the amendment to our 2002 Equity 0 0 0 Compensation Plan 1d. Paul J. Diaz 0 0 0 The Board of Directors recommends a vote FOR Proposal 3.

1e. Peter T. Grauer 0 0 0 3. Ratification of the appointment of KPMG LLP as 0 0 0 our independent registered public accounting firm for fiscal year 2010 1f. John M. Nehra 0 0 0 The Board of Directors recommends a vote AGAINST Proposal 4.

1g. William L. Roper, MD, MPH 0 0 0 4. Stockholder proposal regarding stockholder 0 0 0 action by written consent 1h. Kent J. Thiry 0 0 0 1i. Roger J. Valine 0 0 0 For address changes and/or comments, please check this box and 0 write them on the back where indicated.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as Please indicate if you plan to attend this meeting. 0 i0 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M24883-P94272

DAVITA INC. PROXY

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry, Kim M. Rivera, and Jeffrey L. Miller, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 9:30 a.m., Mountain Time, on June 7, 2010 at 1627 Cole Boulevard, Lakewood, Colorado

80401, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Kent J. Thiry, Kim M. Rivera, and Jeffrey L. Miller or any of them, are authorized to vote upon such other matters as may properly come before the meeting. All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 28, 2010 is hereby acknowledged.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side